AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 26, 1998
                                                     REGISTRATION NO. 333-46361
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------

                               AMENDMENT NO. 2 TO

                                   FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                                 MASTEC, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                     DELAWARE                          1623                      59-1259279
       (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL       (I.R.S. EMPLOYER
       INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)     IDENTIFICATION NO.)

                                ---------------

                                                             JOSE M. SARIEGO, ESQ.
                                                      SENIOR VICE PRESIDENT--GENERAL COUNSEL
                                                                   MASTEC, INC.
                  3155 N.W. 77TH AVENUE                        3155 N.W. 77TH AVENUE
                MIAMI, FLORIDA 33122-1205                    MIAMI, FLORIDA 33122-1205
                       (305) 599-1800                             (305) 406-1954
               ADDRESS, INCLUDING ZIP CODE,             (NAME, ADDRESS, INCLUDING ZIP CODE,
      AND TELEPHONE NUMBER, INCLUDING AREA CODE,          AND TELEPHONE NUMBER, INCLUDING
     OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)        AREA CODE, OF AGENT FOR SERVICE)

                                ---------------
                                  COPIES TO:


                             STEVEN D. RUBIN, ESQ.
                        STEARNS WEAVER MILLER WEISSLER
                          ALHADEFF & SITTERSON, P.A.
                      150 WEST FLAGLER STREET, SUITE 2200
                             MIAMI, FLORIDA 33130
                                 (305) 789-3517
                                ---------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE
=============================================================================================================
                                                          PROPOSED           PROPOSED
                                                           MAXIMUM           MAXIMUM
        TITLE OF EACH CLASS              AMOUNT        OFFERING PRICE       AGGREGATE          AMOUNT OF
  OF SECURITIES TO BE REGISTERED    TO BE REGISTERED     PER UNIT(1)    OFFERING PRICE(1)   REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------
7 3/4% Series B Senior Subordinated
 Notes Due 2008 ..................    $200,000,000         100%            $200,000,000         $59,000
=============================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(1).
                                ---------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


                   SUBJECT TO COMPLETION, DATED MAY 26, 1998

                               OFFER TO EXCHANGE

               7 3/4% SERIES B SENIOR SUBORDINATED NOTES DUE 2008

                                FOR ANY AND ALL
              OUTSTANDING 7 3/4% SENIOR SUBORDINATED NOTES DUE 2008
                                       OF
                                 MASTEC, INC.


                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
              NEW YORK CITY TIME, ON      , 1998, UNLESS EXTENDED

     MasTec, Inc. ("MasTec" or the "Company") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange $1,000 principal amount of 7 3/4% Series B Senior Subordinated Notes due 2008 of the Company (the "New Notes") for each $1,000 principal amount of the issued and outstanding 7 3/4% Senior Subordinated Notes due 2008 (the "Old Notes," and collectively with the New Notes, the "Notes"). Interest on the Notes is payable semi-annually commencing August 1, 1998 with a final maturity date of February 1, 2008. As of the date of this Prospectus, $200.0 million aggregate principal amount of the Old Notes is outstanding. The terms of the New Notes and the Old Notes are substantially identical in all material respects, except for certain transfer restrictions and registration rights; and except that holders of Old Notes are entitled to receive Liquidated Damages (as defined) if (a) the Company fails to file any of the registration statements required by the Registration Rights Agreement (as defined) on or before the date specified for such filing, (b) any of such registration statements is not declared effective by the Securities and Exchange Commission (the "Commission") on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (c) the Company fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the registration statement of which this Prospectus forms a part (the "Exchange Offer Registration Statement"), or (d) a shelf registration statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities (as defined) during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above is a "Registration Default"). In the event of a Registration Default, the Company is required to pay Liquidated Damages to each holder of Transfer Restricted Securities with respect to the first 90-day period immediately following the occurrence of such Registration Default, in an amount equal to $.05 per week per $1,000 principal amount of Old Notes held by such holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Old Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.20 per week per $1,000 principal amount of Old Notes. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease. See "Description of Notes--Registration Rights; Liquidated Damages."

                         (Continued on following page)

SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PARTICIPANTS IN THE EXCHANGE OFFER.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS, ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                   The date of this Prospectus is      , 1998

     The Exchange Offer is being made to satisfy certain obligations of the Company under the Registration Rights Agreement, dated as of February 4, 1998, among the Company and the Initial Purchasers (the "Registration Rights Agreement"). Upon consummation of the Exchange Offer, holders of Old Notes that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Notes and, accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon.


     Based on interpretations by the staff of the Commission with respect to similar transactions, including no-action letters, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder of such New Notes (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act of 1933, as amended (the "Securities Act")) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business, such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of its New Notes. A broker-dealer who acquired Old Notes directly from the Company can not exchange such Old Notes in the Exchange Offer. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the New Notes received in exchange for the Old Notes acquired by the broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that they will make this Prospectus available to any broker-dealer for use in connection with any such resale for a period of 180 days after the Exchange Date (as defined) or, if earlier, until all participating broker-dealers have so resold. See "Plan of Distribution."



     The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture (as defined). For a more complete description of the terms of the new Notes, see "Description of Notes." There will be no cash proceeds to the Company from the Exchange Offer. The New Notes will be subordinated in right of payment to all current and future Senior Debt (as defined) of the Company. The New Notes will also be effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's subsidiaries. As of March 31, 1998, the New Notes were subordinated to approximately $146.6 million of Senior Debt of the Company and indebtedness and other obligations of the Company's subsidiaries. In addition, the Company had $63.0 million of borrowings available under the Credit Facility (as defined). The Indenture will permit the Company and its subsidiaries to incur additional indebtedness, including additional Senior Debt, in the future. At March 31, 1998, the Company had no indebtedness which provided that it was to be expressly subordinated to the Senior Notes.



     The Old Notes were originally issued and sold on February 4, 1998 in an offering of $200.0 million aggregate principal amount (the "Offering," as defined). The Offering was exempt from registration under the Securities Act in reliance upon the exemptions provided by Rule 144A and Section 4(2) of the Securities Act. Accordingly, the Old Notes may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an exemption from the registration requirements of the Securities Act and applicable state securities laws is available.


     The Company has not entered into any arrangement or understanding with any person to distribute the New Notes to be received in the Exchange Offer, and to the best of the Company's information and belief, each person participating in the Exchange Offer is acquiring the New Notes in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the New Notes to be received in the Exchange Offer. Any person participating in the Exchange Offer who does not acquire the Exchange Notes in the ordinary course of business: (i) cannot rely on the above referenced no-action letters; (ii) cannot tender its Old Notes in the Exchange Offer; and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act.


     The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions which may be waived by the Company. The
Exchange Offer will expire at 5:00 p.m., New York City time, on      , 1998,
unless extended (as it may be so extended, the "Expiration Date"), provided that the Exchange Offer shall not be extended beyond 30 business days from the date of this Prospectus. The date of acceptance for exchange of the Old Note for the New Notes (the "Exchange Date") will be the first business day following the Expiration Date or as soon as practicable thereafter. Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date; otherwise such tenders are irrevocable.


     There has not previously been any public market for the Notes. If a market for the New Notes should develop, the New Notes could trade at a discount from their initial offering price. The Company does not intend to apply for listing of the New Notes on any securities exchange or in any automated quotation system. There can be no assurance that an active trading market for the New Notes will develop.



                             AVAILABLE INFORMATION


     The Company has filed with the Commission in Washington, D.C. a Registration Statement on Form S-4 under the Securities Act with respect to the Exchange Offer. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Exchange Offer, reference is made to such Registration Statement and the exhibits and schedules filed as part thereof. The Registration Statement and the exhibits and schedules thereto filed with the Commission may be inspected without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and will also be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048, and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the Commission upon payment of certain prescribed fees. Electronic registration statements made through the Electronic Data Gathering, Analysis, and Retrieval system are publicly available through the Commission's web site (http://www.sec.gov.), which is maintained by the Commission and which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.


     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES LAWS OF SUCH JURISDICTION.

                          INCORPORATION BY REFERENCE


     The following documents, filed with the Commission by the Company pursuant to the Exchange Act (Commission File No. 0-3797), are incorporated herein by reference and made a part of this Prospectus:


   1. the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed with the Commission on March 31, 1998 (the "1997 10-K");



   2. the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, filed with the Commission on May 15, 1998;


   3. the portions of the Company's definitive Proxy Statement for its 1998 Annual Meeting of Stockholders dated April 14, 1998 that have been incorporated by reference into the 1997 10-K and was filed with the Commission on April 14, 1998;


   4. the Company's Current Report on Form 8-K, dated January 14, 1998, filed with the Commission on January 20, 1998, its Current Report on Form 8-K, dated January 26, 1998, filed with the Commission on February 2, 1998, its Current Report on Form 8-K, dated February 3, 1998, filed with the Commission on February 20, 1998 and its Current Report on Form 8-K, dated March 19, 1998, filed with the Commission on April 27, 1998.



     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective date of filing of each such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM NANCY J. DAMON, CORPORATE SECRETARY, MASTEC, INC., 3155 N.W. 77TH AVENUE, SUITE 135, MIAMI, FLORIDA 33122-1205, TELEPHONE NUMBER 305-599-1800. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE NO LATER THAN 5 BUSINESS DAYS PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER.

                                    SUMMARY


     THE FOLLOWING INFORMATION IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE HEREIN. UNLESS OTHERWISE SPECIFIED, ALL REFERENCES TO "MASTEC" OR THE "COMPANY" INCLUDE MASTEC, INC., ITS CONSOLIDATED SUBSIDIARIES AND ITS 50%-OWNED AFFILIATES IN ARGENTINA, CHILE AND PERU.


                                  THE COMPANY


     MasTec is one of the world's largest contractors specializing in the design, installation and maintenance of infrastructure for the telecommunications and other utilities industry. The Company's business consists of the installation of aerial and underground copper, coaxial and fiber optic cable networks as well as wireless antenna networks ("outside plant services"). The Company believes it is the largest independent contractor for these systems in the United States and Spain, and one of the largest in Argentina, Brazil, Chile and Peru. The Company also installs central office switching equipment, and designs, installs and maintains integrated voice, data and video local and wide area networks inside buildings ("inside wiring"). Clients for the Company's services include major domestic and international telecommunications service providers such as the regional bell operating companies ("RBOCs"), other local exchange carriers, competitive access providers, cable television operators, long-distance operators and wireless phone companies. The Company also provides infrastructure construction services to the electric power industry and other public utilities.



     MasTec has experienced significant and consistent growth as a result of favorable trends in the telecommunications industry, its ability to identify and integrate strategic acquisitions and its competitive position as one of the largest providers of infrastructure services. The Company's revenue has increased from $142.6 million in 1994 to $703.4 million in 1997. The Company expects to continue to grow through additional strategic acquisitions as well as through internal expansion. Since January 1996, the Company has completed 24 domestic and four foreign acquisitions and actively continues to pursue complimentary acquisitions in the highly fragmented infrastructure services industry. Internal growth is expected to be driven by the expansion of the global telecommunications and power distribution industries resulting from (i) continued global deregulation, which is allowing numerous new service providers to enter the marketplace and is increasing the competitive pressure on existing participants to upgrade and expand their networks; (ii) increasing consumer demand for advanced communications services which require the upgrading of existing infrastructure to handle increased bandwidth needs; and (iii) increasing reliance on outsourcing of infrastructure needs to full service contractors by service providers in an effort to reduce costs and focus on their core competencies.



COMPETITIVE STRENGTHS


     The Company seeks to differentiate itself from its competitors through the following characteristics:



     STRONG CUSTOMER RELATIONSHIPS. Founded in 1929, the Company has developed strong relationships with numerous telecommunications service providers by providing high quality services in a cost and time efficient manner. The Company has been providing services to Telefonica de Espana, S.A. ("Telefonica") and BellSouth Telecommunications, Inc. ("BellSouth"), its two largest customers, since 1950 and 1969, respectively, and maintains similar long-term relationships with many of its other customers. For the year ended December 31, 1997 and the three months ended March 31, 1998, the Company derived approximately 26% and 12% and 23% and 10%, respectively, of its revenue from services performed for Telefonica and Bellsouth, respectively. MasTec currently has 23 multi-year service contracts with Telefonica, the RBOCs and other telecommunications service providers for certain of their outside plant requirements up to a specific dollar amount per job and within certain geographic areas.

     DIVERSE CUSTOMER BASE. MasTec provides a full range of infrastructure services to a diverse customer base. Domestically, the Company provides outside plant services to local exchange customers such as BellSouth, US West Communications, Inc., SBC Communications, Inc., United Telephone Company of Florida, Inc. (a subsidiary of Sprint Corporation ("Sprint")) and GTE Corporation. The Company also provides outside plant services to competitive local exchange carriers such as MFS Communications Company, Inc., Sprint Metropolitan Networks, Inc. and MCI Metro, Inc. (the local telephone subsidiaries of Sprint and MCI Communications Corporation ("MCI"), respectively), cable television operators such as Time Warner Inc., Cox Communications, Inc. and Marcus Cable Company, long distance carriers such as MCI and Sprint, and wireless communications providers such as PrimeCo Personal Communications LP and Sprint Spectrum, L.P. Internationally, the Company provides outside plant services, turn-key switching systems installation and inside wiring services primarily to Telefonica, the principal telephone company in Spain, and Telefonica's affiliates in Argentina, Chile and Peru. The Company also services the local telephone subsidiaries of Telecomunicacoes Brasileiras S.A., the Brazilian government-owned telecommunications system ("Telebras"), in Sao Paulo, Rio de Janeiro, Parana and other states in the more populous and developed Southern region of Brazil, as well as Companhia Riograndense de Telecommunicacoes, S.A. ("CRT"), the local telephone company in Rio Grande do Sul which is partly owned by Telefonica. For the year ended December 31, 1997 and the three months ended March 31, 1998, the Company derived approximately 11% and 16%, respectively, of its revenue from services performed for Telebras.




     The Company renders inside wiring services nationwide to large corporate customers with multiple locations such as First Union National Bank, International Business Machines Corporation ("IBM") and Dean Witter Reynolds Inc., and to universities and health care providers.


     TURN-KEY CAPABILITIES. The Company believes it is one of the few contractors capable of providing all of the design, installation and maintenance services necessary for a cable or wireless network starting from a transmission point, such as a central office or head-end, and running continuously through aerial and underground cables to the ultimate end users' voice and data ports, cable outlets or cellular stations. The Company can also install the switching devices at a central office or set up local and wide area voice, data and video networks to expand a business' telecommunications infrastructure both inside a specific structure or between multiple structures.



     The Company believes that its customers increasingly are seeking comprehensive solutions to their infrastructure needs by turning to fewer qualified contractors who have the size, financial capability and technical expertise to provide a full range of infrastructure services. The Company believes that this trend will accelerate as industry consolidations increase and as these consolidated entities begin to provide bundled services to end users. The Company believes it has positioned itself, through acquisitions and internal growth, as a full service provider of outside plant and inside wiring infrastructure services to take advantage of this trend.

     BROAD GEOGRAPHIC PRESENCE. The Company has significantly broadened its geographic presence in recent years through strategic acquisitions. Domestically, MasTec has expanded beyond its historical base in the Southeastern United States and currently has operations in more than 30 states in the Southeast, mid-Atlantic, Southwest, West and upper Midwest regions of the country. The Company also substantially increased its international operations through the acquisition, in April 1996, of Sistemas e Instalaciones de Telecomunicacion, S.A. ("Sintel"), the largest telecommunications infrastructure contractor in Spain, and through the acquisition, in July 1997, of a majority interest in MasTec Inepar S.A. Sistemas de Telecomunicacoes ("MasTec Inepar"), a leading telecommunications construction company in Brazil. Due to its broad geographic presence, the Company believes that it is well suited to service customers with operations across the United States as well as companies that are active in multiple areas of the world such as multinational corporations and telecommunications service providers that are expanding into international markets. In addition, by developing business in many geographic regions, the Company believes it is less susceptible to changes in the market dynamics in any one region.

GROWTH STRATEGY


     The Company is pursuing a disciplined strategy of growth and diversification in its core business through strategic acquisitions and internal expansion as follows:


     STRATEGIC ACQUISITIONS. The Company plans to continue to pursue strategic acquisitions in the fragmented telecommunications and utilities infrastructure industry that either expand its geographic coverage and customer base or broaden the range of services it can offer to clients. The Company focuses its acquisition efforts primarily on companies with successful track records and strong management. The Company has acquired 19 companies since January 1996 and has significant experience in identifying, purchasing and integrating telecommunications infrastructure businesses both domestically and internationally. Management believes that MasTec is able to improve the acquired companies' operating performance by providing strategic guidance, administrative support, greater access to capital and savings in the cost of capital, purchasing and insurance costs.



     INTERNAL EXPANSION. The Company believes it is poised to capitalize on the anticipated growth in its industry due to its status as one of the world's largest telecommunications infrastructure contractors and its strong customer relationships. In addition, the Company believes that the RBOCs and other utilities in the United States, which still conduct a significant portion of their construction work in-house, will out-source more infrastructure construction in the future in response to competitive pressures to cut costs, streamline their operations and focus on their core competencies. The Company believes that its reputation for quality and reliability, operating efficiency, financial strength, technical expertise, presence in key geographic areas and ability to offer a full range of construction services make it well positioned to compete for this business, particularly the larger, more technically complex infrastructure projects.



     The Company also anticipates that its Brazilian operations will become a more significant part of its operations. The Brazilian government has estimated that approximately $75 billion will need to be invested over a seven year period in order to modernize and expand Brazil's telecommunications infrastructure. To accomplish this objective, the government has stated its intention of deregulating and privatizing Brazil's telecommunications system. The Company believes that, through MasTec Inepar, it is well positioned to participate in this anticipated expansion.


     In addition to focusing on its core telecommunications customers, the Company plans to achieve incremental growth by continuing to develop complementary lines of businesses. These businesses include the provision of premise wiring services to corporations and infrastructure construction services to the electric power industry and other public utilities.
                               ----------------
     The Company's principal executive offices are located at 3155 N.W. 77th Avenue, Miami, Florida 33122-1205. The telephone number at that location is (305) 599-1800.

                             THE INITIAL OFFERING


     Pursuant to a Purchase Agreement dated as of January 30, 1998 (the "Purchase Agreement"), the Company sold Old Notes in an aggregate principal amount of $200.0 million to the Initial Purchasers on February 4, 1998. The Initial Purchasers subsequently resold the Old Notes purchased from the Company to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to certain institutional accredited investors (as defined in Rule 501(A)(1), (2), (3) or (7) under the Securities Act). A portion of the net proceeds from the Initial Offering, estimated to have been approximately $194.2 million after deducting discounts to the Initial Purchasers and estimated Offering expenses, were used to repay approximately $82.4 million of outstanding indebtedness under the Credit Facility (as defined), under which borrowings bore interest at LIBOR (London Interbank Offered Rate) plus the applicable LIBOR margin, currently 1.00%. The remaining net proceeds from the Offering will be used by the Company for general corporate purposes, including acquisitions, working capital needs and capital expenditures.



                              THE EXCHANGE OFFER


Securities Offered.........   Up to $200.0 million aggregate principal amount
                              of 7 3/4% Series B Senior Notes due 2008 of the
                              Company (the "New Notes," and collectively with the Old Notes, the "Notes"). The terms of the New
                              Notes and the Old Notes are substantially identical in all material respects, except for certain transfer restrictions, registration rights and liquidated damages ("Liquidated Damages") for Registration Defaults relating to the Old Notes which will not apply to the New Notes. See
                              "Description of Notes."


The Exchange Offer.........   The Company is offering to exchange $1,000
                              principal amount of New Notes for each $1,000 principal amount of Old Notes. See "The Exchange
                              Offer" for a description of the procedures for tendering Old Notes. The Exchange Offer satisfies the registration obligations of the Company under the Registration Rights Agreement. Upon consummation of the Exchange Offer, holders of Old
                              Notes that were not prohibited from participating in the Exchange Offer and did not tender their Old
                              Notes will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Notes and, accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon.


Tenders, Expiration Date;
Withdrawal; Exchange Date...  The Exchange Offer will expire at 5:00 p.m., New
                              York City time, on       , 1998, or such later
                              date and time to which it is extended (as it may be so extended, the "Expiration Date"), provided that the Exchange Offer shall not be extended beyond 30 business days from the date of this Prospectus. Tender of Old Notes pursuant to the Exchange Offer may be withdrawn and retendered at any time prior to the Expiration Date. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the Exchange Offer. The date of acceptance for exchange of all Old Notes properly tendered and not withdrawn for New Notes (the "Exchange Date") will be the first business day following the Expiration Date or as soon as practicable thereafter.


Accrued Interest on the
 New Notes..................  Each New Note will bear interest from the most recent date to which interest has been paid on the Old Note or, if no such payment has been made, from February 4, 1998.


Federal Income
 Tax Considerations.........  The Exchange Offer will not result in any income, gain or loss to the holders of Notes or the Company for federal income tax purposes. See "Certain Federal Income Tax Considerations."


Use of Proceeds............   There will be no proceeds to the Company from
                              the exchange of New Notes for the Old Notes pursuant to the Exchange Offer.


Exchange Agent.............   First Trust National Association, the Trustee
                              under the Indenture, is serving as exchange agent
                              (the "Exchange Agent") in connection with the Exchange Offer.



                    CONSEQUENCES OF EXCHANGING OR FAILURE TO
               EXCHANGE OLD NOTES PURSUANT TO THE EXCHANGE OFFER


     Generally, holders of Old Notes (other than any holder who is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) who exchange their Old Notes for New Notes pursuant to the Exchange Offer may offer their New Notes for resale, resell their New Notes, and otherwise transfer their New Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided such New Notes are acquired in the ordinary course of the holder's business, such holders have no arrangement with any person to participate in a distribution of such New Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Notes. A broker-dealer who acquired Old Notes directly from the Company can not exchange such Old Notes in the Exchange Offer. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of its New Notes. See "Plan of Distribution." To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register the New Notes prior to offering or selling such New Notes. The Company is required, under the Registration Rights Agreement, to register the New Notes in any jurisdiction requested by the holders, subject to certain limitations. Upon consummation of the Exchange Offer, holders that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Notes, and accordingly, such old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. See "The Exchange Offer--Consequences of Failure to Exchange."

                       SUMMARY DESCRIPTION OF THE NOTES


Issuer.....................   MasTec, Inc.


Securities Offered.........   $200.0 million aggregate principal amount of
                              7 3/4% Series B Senior Subordinated Notes due 2008
                              (the "New Notes," and collectively with the Old
                              Notes, the "Notes"). The terms of the New Notes and the Old Notes are substantially identical in all material respects, except for certain transfer restrictions, registration rights and Liquidated
                              Damages for Registration Defaults relating to the Old Notes which will not apply to the New Notes.
                              See "Description of Notes."


Maturity Date..............   February 1, 2008.


Interest Rate and
 Payment Dates..............  The Notes bear interest at a rate of 7 3/4% per annum, payable semi-annually in arrears on February 1 and August 1 of each year, commencing August 1, 1998.



Ranking....................   The Notes are subordinated in right of payment
                              to all existing and future Senior Debt of the Company. In addition, the Notes are effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's subsidiaries. As of March 31, 1998 the Notes were subordinated to approximately $146.6 million of Senior Debt of the Company and indebtedness and other obligations of the Company's subsidiaries.
                              In addition, the Company had $63.0 million of borrowings available under the Credit Facility.
                              The Indenture will permit the Company and its subsidiaries to incur additional indebtedness, including additional Senior Debt, in the future.



Optional Redemption........   The Notes will be redeemable, at the option of
                              the Company, in whole or in part, at any time after February 1, 2003, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the redemption date. In addition, on or prior to February 1, 2001, the Company may redeem up to one-third of the aggregate principal amount of the Notes at a redemption price of 107.750% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the redemption date with the net cash proceeds of an offering of Equity
                              Interests (other than Disqualified Stock) of the
                              Company; PROVIDED, that at least $133.3 million in principal amount of the Notes remain outstanding immediately after the occurrence of such redemption.


Change of Control..........   In the event of a Change of Control, the Company
                              will be required to make an offer to each holder of Notes to repurchase such holder's Notes at a repurchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the repurchase date. There can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required purchases of Notes tendered or that restrictions in the Credit
                              Facility or other indebtedness of the Company will allow the Company to make such required purchases.


Certain Covenants..........   The indenture pursuant to which the Notes were
                              or will be issued (the "Indenture") contains certain covenants that, among other things, limit the ability of the Company and its Restricted
                              Subsidiaries (as defined) to incur additional
                              Indebtedness (as defined) and issue preferred stock, pay dividends or make other distributions, repurchase Equity Interests or make other
                              Restricted Payments (as defined), create certain
                              Liens (as defined), enter into certain
                              transactions with Affiliates (as defined), sell assets or enter into certain mergers and consolidations.


Exchange Offer;
Registration Rights........   Pursuant to a Registration Rights Agreement (the
                              "Registration Rights Agreement") between the
                              Company and the Initial Purchasers, the Company agreed (i) to file a registration statement, within 60 days after the consummation of the Offering (the "Exchange Offer Registration
                              Statement"), with respect to an offer to exchange the Old Notes for a new issue of debt securities of the Company (the "Exchange Notes") registered under the Securities Act with terms substantially identical to those of the Old Notes (the "Exchange
                              Offer") and (ii) to use its best efforts to cause such registration statement to be declared effective by the Commission within 120 days after the consummation of the Offering. In addition, under certain circumstances, the Company may be required to file a shelf registration statement
                              (the "Shelf Registration Statement") to cover resales of the Notes by the holders thereof. If the Company fails to satisfy these registration obligations, it will be required to pay liquidated damages ("Liquidated Damages") to the holders of Notes under certain circumstances. See
                              "Description of Notes--Registration Rights;
                              Liquidated Damages."



                                 RISK FACTORS


     Prospective participants in the Exchange Offer should take into account the specific considerations set forth under "Risk Factors" as well as the other information set forth in this Prospectus. See "Risk Factors."

                         SUMMARY FINANCIAL INFORMATION



     The following summary financial information for each of the years in the three year period ended December 31, 1997 and for the three month periods ended March 31, 1997 and March 31, 1998, have been derived from the Company's consolidated financial statements. The summary financial information for the three months ended March 31, 1997 and 1998 include, in the opinion of management, all adjustments (consisting only of normal and recurring adjustments) necessary for a fair presentation of the Company's financial position and results of operations at such dates and for such periods. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of results for a full fiscal year. The information presented below should be read in conjunction with, and is qualified in its entirety by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and the notes incorporated by reference in this Prospectus.



                                                                                        THREE MONTHS ENDED
                                                      YEARS ENDED DECEMBER 31,(1)            MARCH 31,
                                                  ----------------------------------- -----------------------
                                                      1995      1996(2)       1997        1997        1998(4)
                                                  ----------- ----------- ----------- ----------- -----------
                                                                    (DOLLARS IN THOUSANDS)
STATEMENT OF INCOME DATA:
Revenue .........................................  $218,859    $534,068    $703,369    $138,290    $ 186,095
Operating (loss) income .........................    23,165      53,493      65,777      15,704      (13,266)
(Loss) income from continuing operations(3) .....     1,500      36,054      42,535       9,427      (11,828)
OTHER DATA:
Depreciation and amortization ...................  $  8,178    $ 13,686    $ 24,127       4,304        7,896
Capital expenditures ............................    17,202       8,386      23,585       2,291       16,458




                                        AT MARCH 31, 1998
                                     -----------------------
                                      (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents ..........         $103,794
Total assets .......................          788,314
Total debt .........................          346,373
Total stockholders' equity .........          171,907


---------------
(1) Amounts have been restated to reflect the 1997 acquisitions of Wilde Construction, Inc. and two related companies, and AIDCO, Inc. and one related company, which were accounted for as poolings of interest. See
    Note 2 of Notes to Consolidated Financial Statements.
(2) Includes the results of Sintel from May 1, 1996.

(3) Income from continuing operations excludes a pro forma adjustment for income taxes related to companies which were S corporations and therefore not subject to corporate federal income taxes.
(4) Includes severance charge totalling $13.4 million related to the Sintel labor agreement and $4.0 million related to other charges.

                                 RISK FACTORS


     THIS PROSPECTUS AND OTHER REPORTS AND STATEMENTS FILED BY THE COMPANY FROM TIME TO TIME WITH THE COMMISSION (COLLECTIVELY, "COMMISSION FILINGS") CONTAIN OR MAY CONTAIN FORWARD-LOOKING STATEMENTS, SUCH AS STATEMENTS REGARDING THE COMPANY'S GROWTH STRATEGY AND ANTICIPATED TRENDS IN THE INDUSTRIES AND ECONOMIES IN WHICH THE COMPANY OPERATES. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE COMPANY'S CURRENT EXPECTATIONS AND ARE SUBJECT TO A NUMBER OF RISKS, UNCERTAINTIES AND ASSUMPTIONS RELATING TO THE COMPANY'S OPERATIONS AND RESULTS OF OPERATIONS, COMPETITIVE FACTORS, SHIFTS IN MARKET DEMAND, AND OTHER RISKS AND UNCERTAINTIES, INCLUDING IN ADDITION TO THOSE DESCRIBED BELOW AND ELSEWHERE IN THIS PROSPECTUS OR ANY COMMISSION FILING, UNCERTAINTIES WITH RESPECT TO CHANGES OR DEVELOPMENTS IN SOCIAL, BUSINESS, ECONOMIC, INDUSTRY, MARKET, LEGAL AND REGULATORY CIRCUMSTANCES AND CONDITIONS AND ACTIONS TAKEN OR OMITTED TO BE TAKEN BY THIRD PARTIES, INCLUDING THE COMPANY'S CONTRACTORS, CUSTOMERS, SUPPLIERS, COMPETITORS, STOCKHOLDERS, LEGISLATIVE, REGULATORY AND JUDICIAL AND OTHER GOVERNMENTAL AUTHORITIES. SHOULD ONE OR MORE OF THESE RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD THE UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM RESULTS EXPRESSED OR IMPLIED IN ANY FORWARD-LOOKING STATEMENTS MADE BY THE COMPANY IN THIS PROSPECTUS OR ANY COMMISSION FILING. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE THESE FORWARD-LOOKING STATEMENTS TO REFLECT FUTURE EVENTS OR CIRCUMSTANCES. THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE PARTICIPATING IN THE EXCHANGE OFFER.



CONSEQUENCES OF FAILURE TO EXCHANGE


     Upon consummation of the Exchange Offer, holders of Old Notes that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Notes and, accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not intend to register the Old Notes under the Securities Act. Based on interpretations by the staff of the Commission with respect to similar transactions, the Company believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder of such New Notes (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business, such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Notes. A broker-dealer who acquired Old Notes directly from the Company can not exchange such Old Notes in the Exchange Offer. Each broker-deal that receives New Notes for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of its New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the New Notes received in exchange for the Old Notes acquired by the broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus available to any broker-dealer for use in connection with any such resale for a period of 180 days after the Exchange Date or, if earlier, until all participating broker-dealers have so resold. See "Plan of Distribution." The New Notes may not be offered or sold unless they have been registered or qualified for sale under applicable state securities laws or an exemption from registration or qualification is available and is complied with. The Company is required, under the Registration Rights Agreement, to register the New Notes in any jurisdiction requested by the holders, subject to certain limitations.

SUBSTANTIAL LEVERAGE AND ABILITY TO SERVICE DEBT; INCREASED VULNERABILITY TO ADVERSE ECONOMIC CONDITIONS



     At March 31, 1998 the Company had approximately $346.4 million in total indebtedness and approximately $63.0 million of available borrowings under the Credit Facility. Interest expense for 1997 and the three months ended March 31, 1998 was approximately $11.9 million and $5.1 million, respectively. Interest expense will increase as a result of the issuance of the Notes, with annual interest expense on the Notes alone equalling $15.5 million per year. In addition, subject to certain restrictions set forth in the Indenture, the Company may incur additional indebtedness, including Senior Debt, in the future for acquisitions, capital expenditures and other corporate purposes. See "Risk Factors--Subordination". The Company's level of indebtedness will have several important effects on its future operations, including, without limitation, (i) a portion of the Company's cash flow from operations must be dedicated to the payment of interest and principal on its indebtedness, (ii) the Company's leveraged position will increase its vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure, and (iii) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes may be limited. The Company's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon the Company's future performance, which will be subject to general economic conditions, industry cycles and financial, business and other factors affecting the operations of the Company, many of which are beyond its control. There can be no assurance that the Company's business will continue to generate cash flow at or above current levels. If the Company is unable to generate sufficient cash flow from operations in the future to service its debt, it may be required, among other things, to seek additional financing in the debt or equity markets, to refinance or restructure all or a portion of its indebtedness, including the Notes, to sell selected assets or to reduce or delay planned capital expenditures or acquisitions. There can be no assurance that any such measures would be sufficient to enable the Company to service its debt or that any such financing, refinancing or sale of assets would be available on economically favorable terms.



RESTRICTIONS IMPOSED BY CREDIT FACILITY AND INDENTURE


     The Credit Facility and the Indenture contain a number of covenants that restrict the ability of the Company to, among other things, dispose of assets, merge or consolidate with another entity, incur additional indebtedness, create liens, make capital expenditures, pay dividends or make other investments or acquisitions. The Credit Facility also contains requirements that the Company maintain certain financial ratios and restricts the ability of the Company to prepay the Company's other indebtedness, including the Notes. The ability of the Company to comply with such provisions may be affected by events that are beyond the Company's control. The breach of any of these covenants could result in a default under the Credit Facility and the Indenture and a subsequent acceleration of such indebtedness. In the event of acceleration of such indebtedness, payments to holders of the Notes could be limited by the subordination provisions of the Indenture. See "Description of Notes-- Subordination." In addition, as a result of these covenants, the ability of the Company to respond to changing business and economic conditions and to secure additional financing, if needed, may be restricted significantly, and the Company may be prevented from engaging in transactions that might otherwise be considered beneficial to the Company. See "Description of Certain Indebtedness" and "Description of Notes--Certain Covenants."


SUBORDINATION



     The payment of principal of and interest on, and any premium or other amounts owing in respect of, the Notes are subordinated to the prior payment in full of all existing and future Senior Debt of the Company, including all amounts owing under the Credit Facility. The Notes are also effectively subordinated to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's subsidiaries. As of March 31, 1998 the Notes were subordinated to approximately $146.6 million of Senior Debt of the Company and indebtedness and other obligations of the Company's subsidiaries. In addition, the Company had approximately $63.0 million of available borrowings under the Credit Facility. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to the Company, assets of the Company will be available to pay obligations under the Notes only after all of its Senior Debt has been paid in full, and there can be no assurance that there will be sufficient assets to pay amounts due on all or any of the Notes. In addition, under certain circumstances, the Company may be prohibited by the Indenture from paying amounts due in respect of the Notes, or from purchasing, redeeming or otherwise acquiring the Notes, if a default exists with respect to Senior Debt. See "Description of Notes--Subordination."



HOLDING COMPANY STRUCTURE


     The Company is a holding company that conducts substantially all of its operations through its subsidiaries and the Company's only significant asset is the capital stock of its subsidiaries. The Notes will be obligations exclusively of the Company and will not be guaranteed by any of the Company's subsidiaries, except under certain limited circumstances. See "Description of Notes--Certain Covenants--Limitations on Guarantees of Company Indebtedness by Restricted Subsidiaries." As a result, the Company is dependent on dividends or other intercompany transfers of funds from its subsidiaries to meet the Company's debt service and other obligations, including its obligations under the Notes, which may be restricted by applicable law. In addition, to the extent that any such subsidiary incurs indebtedness and becomes insolvent or is liquidated, creditors of such subsidiary would be entitled to payment from the proceeds of such subsidiary's assets before the Company and its creditors would derive any value from such subsidiary's assets.


DEPENDENCE ON KEY CUSTOMERS AND RISKS ASSOCIATED WITH THE TELECOMMUNICATIONS INDUSTRY AND TECHNOLIGICAL CHANGE


     The Company derives a substantial portion of its revenue from providing telecommunications infrastructure services to Telefonica and its affiliates, BellSouth and Telebras, the Brazilian government-owned telecommunications system. For the year ended December 31, 1996, approximately 31% and 13% of the Company's revenue was derived from services performed for Telefonica and its affiliates and for BellSouth, respectively. For the year ended December 31, 1997 and the three months ended March 31, 1998, approximately 26%, 12% and 11%, and 23%, 10% and 16%, respectively, of the Company's revenue was derived from services performed for Telefonica, BellSouth and Telebras, respectively. The Company anticipates that it will continue to derive a significant portion of its revenue from services performed for Telefonica and its affiliates, BellSouth and Telebras. The loss of any of these customers or a significant reduction in the amount of business generated by these customers could have a material adverse effect on the Company's results of operations.



     In addition, there are a number of factors that could adversely affect these and the Company's other customers and their ability or willingness to fund capital expenditures in the future, which in turn could have a material adverse effect on the Company's results of operations. These factors include the potential adverse nature of, or the uncertainty caused by, changes in governmental regulation, technological changes, increased competition, adverse financing conditions for the industry and economic conditions generally. Further, the volume of work awarded under contracts with the Company's public utility customers is subject to periodic appropriations during the term of the contract, and a failure by the customer to receive sufficient appropriations could result in a reduction in the volume of work under these contracts or a delay in payments, which in turn could negatively affect the Company. The telecommunications industry is subject to rapid changes in technology. Wireline systems used for the transmission of video, voice and data are subject to potential displacement by various technologies, including wireless technologies. In addition, the demand for the Company's services could be adversely affected in the event that alternative technologies are developed and implemented that enable telecommunications providers or other organizations to provide enhanced telecommunications services without significantly upgrading their existing networks.

CANCELLATION CLAUSES IN CONTRACTS; FAILURE TO WIN PUBLIC BIDS


     Many of the Company's contracts with its customers, including most of its master contracts and contracts with its public utility customers, are subject to cancellation by the customer without notice or on relatively short notice, typically 90 to 180 days, even if the Company is not in default under the contract. There can be no assurance that the Company's customers will not terminate the Company's contracts pursuant to these termination clauses even if the Company is in compliance with the contract. Many of the Company's contracts, including master contracts, also are opened to public bid at the expiration of the contract term, and there can be no assurance that the Company will be the successful bidder on existing contracts that come up for bid. Cancellation of a significant number of contracts by the Company's customers or the failure of the Company to win a significant number of existing contracts upon re-bid could have a material adverse effect on the Company.


RISK INHERENT IN GROWTH STRATEGY


     The Company has grown rapidly through the acquisition of other companies and its growth strategy is dependent in part on additional acquisitions. The Company anticipates that it will make additional acquisitions and is actively seeking and evaluating new acquisition candidates. There can be no assurance that the Company will be able to continue to identify and acquire appropriate businesses or obtain financing for acquisitions on satisfactory terms or that acquired companies will perform as expected. The Company's growth strategy presents the risks inherent in assessing the value, strengths and weaknesses of growth opportunities, in evaluating the costs and uncertain returns of expanding the operations of the Company and in integrating existing operations with new acquisitions. Future competition for acquisition candidates could raise prices for these targets and lengthen the time period required to recoup the Company's investment. The Company's growth strategy also assumes there will be a significant increase in demand for telecommunications and other infrastructure services, which may not materialize. The Company's anticipated growth may place significant demands on the Company's management and its operational, financial and marketing resources. The Company's operating results could be adversely affected if it is unable to integrate and manage acquired companies successfully. Future acquisitions by the Company could also result in the incurrence of additional debt and contingent liabilities, and amortization expenses related to goodwill and other intangible assets, which could materially adversely affect the Company's financial condition and results of operations.


RISK OF FOREIGN OPERATIONS



     During 1996, 1997 and the first three months of 1998, approximately 37%, 40% and 41%, respectively, of the Company's revenue was derived from international operations. Some of the countries in which the Company conducts business have, in the past, experienced political, economic or social instability, including expropriations, currency devaluations, hyper-inflation, confiscatory taxation or other adverse regulatory or legislative developments, or have limited the repatriation of investment income, capital and other assets. There can be no assurance that some of these circumstances will not occur in the future or that, if they occur, they will not have a material adverse effect on the Company's financial condition and results of operations.

     The Company conducts business in several foreign currencies that are subject to fluctuations in the exchange rate relative to the U.S. dollar. The Company's results of operations from foreign activities are translated into U.S. dollars at the average prevailing rates of exchange during the period reported, which average rates may differ from the actual rates of exchange in effect at the time of actual conversion into U.S. dollars. The Company monitors its currency exchange risk but currently does not hedge against this risk. At March 31, 1998, the Company had recorded a $3.1 million cumulative negative currency translation adjustment on its balance sheet to account for currency fluctuations in the foreign countries in which it does business. There can be no assurance that currency exchange fluctuations will not adversely affect the Company's financial condition or results of operations. Additionally, although the Company currently has no plans to repatriate significant earnings from its international operations, there is no assurance that the Company could repatriate such earnings without incurring significant tax liabilities.

SINTEL LABOR RELATIONS


     Substantially all of Sintel's work force in Spain is unionized. On September 3, 1997, Sintel filed a petition with the Spanish labor authorities to approve a restructuring of Sintel's work force. Following the filing of this labor petition, Sintel's labor unions commenced half-day work stoppages which continued through the first week of October 1997. In March 1998, Sintel entered into a collective bargaining agreement with its unions providing for the reduction of its workforce, reductions in certain non-wage compensation and increases in productivity benchmarks. The agreement also contemplates an increase in base wage rates for remaining union workers. Any future work stoppages or the failure to negotiate future labor agreements on competitive terms could have a material adverse effect on Sintel and on the Company's results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."



DEPENDENCE ON LABOR FORCE

     The Company's business is labor intensive with high employee turnover in many operations. The low unemployment rate in the United States has made it more difficult to find qualified personnel at low cost in some areas where the Company operates. Shortages of labor or increased labor costs could have a material adverse effect on the Company's operations. There can be no assurance that the Company will be able to continue to hire and retain a sufficient labor force of qualified persons.


DEPENDENCE ON SENIOR MANAGEMENT

     The Company's businesses are managed by a small number of key executive officers, including Jorge Mas, the Company's Chairman, President and Chief Executive Officer. The loss of services of certain of these executives could have a material adverse effect on the Company. The Company does not maintain key person life insurance on the lives of any of its executives. The Company's growth strategy also is dependent on its ability to hire and retain additional qualified management personnel. There can be no assurance that the Company will be able to hire and retain such personnel.


COMPETITION

     The industry in which the Company competes is highly competitive and fragmented. The Company competes with a number of contractors in the markets in which it operates, ranging from small independent firms servicing local markets to larger firms servicing regional markets, as well as with large national and international equipment vendors on turn-key projects who subcontract construction work to contractors other than the Company. These equipment vendors typically are better capitalized and have greater resources than the Company. There are relatively few barriers to entry into these markets and, as a result, any business that has access to persons who possess technical expertise and adequate financing may become a competitor of the Company. Because of the highly competitive bidding environment in the United States for the services provided by the Company, the price of a contractor's bid is often the deciding factor in determining whether such contractor is awarded a contract for a particular project. Internationally, the Company expects that there will be increasing price competition as a result of privatization and deregulation of previously monopolistic markets. There can be no assurance that the Company's competitors will not develop the expertise, experience and resources to provide services that achieve greater market acceptance or that are superior in both price and quality to the Company's services, or that the Company will be able to maintain and enhance its competitive position. In addition, many turn-key infrastructure projects require vendor-financing, and there can be no assurance that the Company will be able to provide such financing on satisfactory terms or at all.

     The Company also faces competition from the in-house service organizations of RBOCs and other customers and potential customers, which employ personnel who perform some of the same types of services as those provided by the Company. The Company's growth strategy is dependent in part on increased outsourcing by these customers of their infrastructure construction work. There can be no assurance that existing or prospective customers of the Company will continue to outsource telecommunication or other infrastructure services or increase their outsourcing of these services in the future.

POSSIBLE INABILITY TO FUND A CHANGE OF CONTROL OFFER


     Upon a Change of Control, the Company will be required to offer to repurchase all outstanding Notes at 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of repurchase. However, there can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchases of Notes tendered or that restrictions in the Credit Facility or other indebtedness of the Company will allow the Company to make such required repurchases. Notwithstanding these provisions, the Company could enter into transactions, including certain recapitalizations, that would not constitute a Change of Control but would increase the amount of debt outstanding at such time. See "Description of Notes--Repurchase at the Option of Holders."


CONTROLLING STOCKHOLDERS


     Jorge Mas, the Company's Chairman, President and Chief Executive Officer, together with other family members beneficially own more than 50% of the outstanding shares of Common Stock of the Company. Accordingly, they have the power to control the affairs of the Company.


ABSENCE OF A PUBLIC MARKET FOR THE NOTES


     The New Notes will constitute a new issue of securities with no established trading market. The Company does not intend to apply for listing of the New Notes on any securities exchange. The Initial Purchasers have informed the Company that they currently intend to make a market in the New Notes. However, they are not obligated to do so, and any such market making may be discontinued at any time without notice. In addition, any such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer or the pendency of the Shelf Registration Statement. Accordingly, no assurance can be given that an active public or other market will develop for the New Notes or as to the liquidity of or the trading market for the New Notes. If a trading market does not develop or is not maintained, holders of the New Notes may experience difficulty in reselling the New Notes or may be unable to sell them at all. If a market for the New Notes develops, any such market may be discontinued at any time.


     If a public trading market develops for the New Notes, future trading prices of such securities will depend on many factors including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the New Notes may trade at a discount from their principal amount.


FRAUDULENT CONVEYANCE STATUTES


     Under applicable provisions of federal bankruptcy law or comparable provisions of state fraudulent transfer law, if, among other things, the Company, at the time it incurred the indebtedness evidenced by the Notes (i)
(a) was or is insolvent or rendered insolvent by reason of such occurrence or
(b) was or is engaged in a business or transaction for which the assets remaining with the Company constituted unreasonably small capital or (c) intended or intends to incur, or believed or believes that it would incur, debts beyond its ability to pay such debts as they mature, and (ii) the Company received or receives less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness, then the Notes could be voided, or claims in respect of the Notes could be subordinated to all other debts of the Company. In addition, the payment of interest and principal by the Company pursuant to the Notes could be voided and required to be returned to the person making such payment, or to a fund for the benefit of the creditors of the Company.


     The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, the Company would be considered insolvent if (i) the sum of its debts, including contingent liabilities, were greater than the saleable value of all of its assets at a fair valuation or if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature or (ii) it could not pay its debts as they become due. On the basis of historical financial information, recent operating history and other factors, the Company believes that, after giving effect to the indebtedness incurred in connection with the Offering, it will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not incur debts beyond its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with the Company's conclusions in this regard.

                              THE EXCHANGE OFFER


PURPOSE AND EFFECT OF THE EXCHANGE OFFER


     On February 4, 1998, the Company issued $200.0 million aggregate principal amount of Old Notes to Jefferies & Company, Inc., BancBoston Securities Inc., CIBC Oppenheimer Corp. and NationsBanc Montgomery Securities LLC (collectively, the "Initial Purchasers"). The issuance was not registered under the Securities Act in reliance upon the exemption under Rule 144A and Section 4(2) of the Securities Act. In connection with the issuance and sale of the Old Notes, the Company entered into a Registration Rights Agreement with the Initial Purchasers dated as of February 4, 1998 (the "Registration Rights Agreement"), which requires the Company to cause the Old Notes to be registered under the Securities Act or to file with the Commission a registration statement under the Securities Act with respect to an issue of new notes of the Company identical in all material respects to the Old Notes, and use its best efforts to cause such registration statement to become effective under the Securities Act and, upon the effectiveness of that registration statement, to offer to the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of New Notes, which will be issued without a restrictive legend and may be reoffered and resold by the holder without restrictions or limitations under the Securities Act. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Exchange Offer is being made pursuant to the Registration Rights Agreement to satisfy the Company's obligations thereunder.


     Based on no-action letters issued by the staff of the Commission to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder of such New Notes (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business, such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Notes. A broker-dealer who acquired Old Notes directly from the Company can not exchange such Old Notes in the Exchange Offer. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes cannot rely on such interpretations by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."


TERMS OF THE EXCHANGE OFFER


     Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date (as defined herein). The Company will issue a principal amount of New Notes in exchange for an equal principal amount of outstanding Old Notes tendered and accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. The date of acceptance for exchange of the Old Notes for the New Notes (the "Exchange Date") will be the first business day following the Expiration Date or as soon as practicable thereafter.


     The terms of the New Notes and the Old Notes are substantially identical in all material respects, except for certain transfer restrictions, registration rights and Liquidated Damages for Registration Defaults relating to the Old Notes which will not apply to the New Notes. See "Description of Notes." The New Notes will evidence the same debt as the Old Notes. The New Notes will be issued under and entitled to the benefits of the Indenture pursuant to which the Old Notes were issued.

     As of the date of this Prospectus, $200.0 million aggregate principal amount of the Old Notes are outstanding. This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders of Old Notes. Holders of Old Notes do not have any appraisal or dissenters' rights under state law or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Exchange Act, and the rules and regulations of the Commission thereunder. Old Notes which are not tendered and were not prohibited from being tendered for exchange in the Exchange Offer will remain outstanding and continue to accrue interest and to be subject to transfer restrictions, but will not be entitled to any rights or benefits under the Registration Rights Agreement.


     Upon satisfaction or waiver of all the conditions to the Exchange Offer, on the Exchange Date the Company will accept all Old Notes properly tendered and not withdrawn and will issue New Notes in exchange therefor. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Company had given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the New Notes from the Company.


     In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents; provided, however, that the Company reserves the absolute right to waive any defects or irregularities in the tender or conditions of the Exchange Offer. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or nonexchanged Old Notes or substitute Old Notes evidencing the unaccepted portion, as appropriate, will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.


     Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "Fees and Expenses."


EXPIRATION DATE; EXTENSION; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
     , 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended; provided that the Exchange Offer shall not be extended beyond 30 business days after the date of this Prospectus.


     In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, prior to 9:00 a.m., New York City time, on the next business day after the then Expiration Date.


     The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holder of Old Notes of such amendment.


     Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.


INTEREST ON THE NEW NOTES


     New Notes will bear interest at the rate of 7 3/4% per annum, payable semi-annually, in cash, on February 1 and August 1 of each year, from the most recent date to which interest has been paid on the Old Notes or, if no such payment has been made, from February 4, 1998.


CONDITIONS


     Notwithstanding any other term of the Exchange Offer, the Company will not be required to exchange any new Notes for any Old Notes, and may terminate or amend the Exchange Offer before the acceptance of any Old Notes for exchange, if:


     (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which seeks to restrain or prohibit the Exchange Offer or, in the Company's judgment, would materially impair the ability of the Company to proceed with the Exchange Offer; or


     (b) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule, order or regulation is interpreted, by any government or governmental authority which, in the Company's judgment, would materially impair the ability of the Company to proceed with the Exchange Offer; or


     (c) the Exchange Offer or the consummation thereof would otherwise violate or be prohibited by applicable law.


     If any of these conditions is not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders who tendered such Old Notes to withdraw their tendered Old Notes, or
(iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.


     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in their sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.


PROCEDURES FOR TENDERING


     The tender of Old Notes by a holder as set forth below (including the tender of Old Notes by book-entry delivery pursuant to the procedures of the Depository Trust Company ("DTC")) and the acceptance thereof by the Company will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal.


     Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must (i) complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date, or (ii) comply with the guaranteed delivery procedures described below. Delivery of all documents must be made to the Exchange Agent at its address set forth herein.

     THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owners' own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering of such owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by any Eligible Institution (as defined) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Old Notes, with the signature thereon guaranteed by an Eligible Institution. If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     Any financial institution that is a participant in the book-entry transfer facility for the Old Notes, DTC, may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with DTC's procedures for such transfer, including if applicable the procedures under the Automated Tender Offer Program ("ATOP"). Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, an appropriate Letter of Transmittal with any required signature guarantee and all other required documents must in each case be, or be deemed to be, transmitted to and received and confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel of the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.


     In addition, the Company reserves the right in its sole discretion to purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date or, as set forth below under "Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.


     By tendering, each holder will also represent to the Company (i) that the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, (ii) that neither the holder nor any such person has an arrangement or understanding with any person to participate in the distribution of such New Notes and (iii) that neither the holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of the Company, or that if it is an "affiliate," it will comply with the registration and prospective delivery requirements of the Securities Act to the extent applicable.


GUARANTEED DELIVERY PROCEDURES


     Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, or (iii) who cannot complete the procedures for book-entry transfer of Old Notes to the Exchange Agent's account with DTC prior to the Expiration Date, may effect a tender if:


     (a) The tender is made through an Eligible Institution;


     (b) On or prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Old Notes (if possible) and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five business trading days after the Expiration Date, (i) the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, or (ii) that book-entry transfer of such Old Notes into the Exchange Agent's account at DTC will be effected and confirmation of such book-entry transfer will be delivered to the Exchange Agent; and


     (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Old Notes in proper form for transfer and all other documents required by the Letter of Transmittal, or confirmation of book-entry transfer of the Old Notes into the Exchange Agent's account at DTC, are received by the Exchange Agent within five business trading days after the Expiration Date. Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.


TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL


     The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer:


     The holder tendering Old Notes exchanges, assigns and transfers the Old Notes to the Company and irrevocably constitutes and appoints the Exchange Agent as the holder's agent and attorney-in-fact to cause the Old Notes to be assigned, transferred and exchanged. The holder represents and warrants to the Company and the Exchange Agent that (i) its has full power and authority to tender, exchange, assign and transfer the Old Notes and to acquire the New Notes in exchange for the Old Notes, (ii) when the Old Notes are accepted for exchange, the Company will acquire good and unencumbered title to the Old Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim, (iii) it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Old Notes and (iv) acceptance of any tendered Old Notes by the Company and the issuance of New Notes in exchange therefor will constitute performance in full by the Company of its obligations under the Registration Rights Agreement and the Company will have no further obligations or liabilities thereunder to such holders (except with respect to accrued and unpaid Liquidated Damages, if any). All authority conferred by the holder will survive the death or incapacity of the holder and every obligation of the holder will be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of the holder.


     Each holder will also certify that it (i) is not an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or that, if it is an "affiliate," it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, (ii) is acquiring the New Notes in the ordinary course of its business and (iii) has no arrangement with any person or intent to participate in, and is not participating in, the distribution of the New Notes.


WITHDRAWAL OF TENDERS


     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.


     To withdraw a tender of Old Notes in the Exchange Offer, a telegram telex, facsimile transmission or letter indicating notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having tendered the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. If Old Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes or otherwise comply with DTC's procedures. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for payment will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the Expiration Date.


UNTENDERED OLD NOTES


     Holders of Old Notes whose Old Notes are not tendered or are tendered but not accepted in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and preferences and subject to the limitations applicable thereto under the Indenture. Following consummation of the Exchange Offer, the holders of Old Notes will continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligations to such holders, other than the Initial Purchasers, to provide for the registration under the Securities Act of the Old Notes held by them. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected.


EXCHANGE AGENT


     First Trust National Association, the Trustee under the Indenture, has been appointed as Exchange Agent of the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:


By Registered or Certified Mail,              By Facsimile:
by hand or by Overnight Courier:
                                              First Trust National Association
First Trust National Association              Attention: Corporate Trust Administration
180 East Fifth Street                             (612) 244-1145
St. Paul, Minnesota 55101                     Confirm by Telephone:
Attention: Corporate Trust Administration         (612) 244-0444

DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.


FEES AND EXPENSES


     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers, regular employees or agents of the Company and its affiliates.


     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith and will pay the reasonable fees and expenses of holders in delivering their Old Notes to the Exchange Agent.


     The cash expenses of the Company to be incurred in connection with the Company's performance and completion of the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.


     The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.


CONSEQUENCES OF FAILURE TO EXCHANGE

     Upon consummation of the Exchange Offer, holders of Old Notes that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Notes and, accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not intend to register the Old Notes under the Securities Act. Based on interpretations by the staff of the Commission with respect to similar transactions, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder of such New Notes (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business, such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Notes. If any holder has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, the holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of its New Notes. See "Plan of Distribution." The New Notes may not be offered or sold unless they have been registered or qualified for sale under applicable state securities laws or an exemption from registration or qualification is available and is complied with. The Company is required, under the Registration Rights Agreement, to register the New Notes in any jurisdiction requested by the holders, subject to certain limitations.


OTHER

     Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     Upon consummation of the Exchange Offer, holders of the Old Notes that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Notes and, accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. However, in the event the Company fails to consummate the Exchange Offer or a holder of Old Notes notifies the Company in accordance with the Registration Rights Agreement that it will be unable to participate in the Exchange Offer due to circumstances delineated in the Registration Rights Agreement, then the holder of the Old Notes will have certain rights to have such Old Notes registered under the Securities Act pursuant to the Registration Rights Agreement and subject to conditions contained therein.

     The Company has not entered into any arrangement or understanding with any person to distribute the New Notes to be received in the Exchange Offer, and to the best of the Company's information and belief, each person participating in the Exchange Offer is acquiring the New Notes in it ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the New Notes to be received in the Exchange Offer. In this regard, the Company will make each person participating in the Exchange Offer aware (through this Prospectus or otherwise) that if the Exchange Offer is being registered for the purpose of secondary resale, any holder using the Exchange Offer to participate in a distribution of New Notes to be acquired in the registered Exchange Offer (i) may not rely on the staff position enunciated in Morgan Stanley and Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988) or similar letters and (ii) must comply with registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.


ACCOUNTING TREATMENT


     The New Notes will be recorded at the same carrying value as the Old Notes as reflected in the Company's accounting records on the Exchange Date. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The expenses of the Exchange Offer will be expensed over the term of the New Notes.

                                USE OF PROCEEDS



     The net proceeds from the sale of the Old Notes in the Offering were approximately $194.2 million (after deducting discounts to the Initial Purchasers and estimated Offering expenses). The Company will not receive any proceeds from the Exchange Offer. Approximately $82.4 million of the net proceeds from the sale of the Old Notes in the Offering was used to repay outstanding indebtedness under the Credit Facility and the remainder will be used by the Company for general corporate purposes, including acquisitions, working capital needs and capital expenditures. See "Description of Certain Indebtedness."

                        SELECTED FINANCIAL INFORMATION

     The following selected financial information for each of the years in the three year period ended December 31, 1997 and for the three month periods ended March 31, 1997 and March 1998, have been derived from the Company's consolidated financial statements. The selected financial information for the three months ended March 31, 1997 and 1998 include, in the opinion of management, all adjustments (consisting only of normal and recurring adjustments) necessary for a fair presentation of the Company's financial position and results of operations at such dates and for such periods. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of results for a full fiscal year. The information presented below should be read in conjunction with, and is qualified in its entirety by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and the notes incorporated by reference in this Prospectus.

                                                                             YEARS ENDED DECEMBER 31,(1)
                                                            --------------------------------------------------------------
                                                                1993        1994(2)        1995      1996(3)       1997
                                                            ------------ ------------- ----------- ----------- -----------
                                                                                (DOLLARS IN THOUSANDS)
STATEMENT OF INCOME DATA:
Revenue ...................................................   $ 74,728     $ 142,583    $218,859    $534,068    $703,369
Cost of revenue ...........................................     51,763       105,451     158,598     394,497     522,470
Depreciation and amortization .............................      1,520         5,545       8,178      13,686      24,127
General and administrative expenses .......................     15,681        20,595      28,918      72,392      90,995
                                                              --------     ---------    --------    --------    --------
Operating (loss) income ...................................      5,764        10,992      23,165      53,493      65,777
Interest expense ..........................................        302         3,846       5,306      11,940      11,920
Interest and dividend income ..............................        359         1,550       3,501       3,480       1,921
Special charges--real estate and investment
 write-downs(4) ...........................................         --            --      23,086          --          --
Other income, net(5) ......................................        355         1,348       2,250       2,553       8,221
Equity in earnings (losses) of unconsolidated companies
 and minority interest ....................................      1,177           247        (139)      3,133        (449)
Provision (benefit) for income taxes(6) ...................        135         2,058      (1,115)     14,665      21,015
                                                              --------     ---------    --------    --------    --------
Income from continuing operations(6) ......................      7,218         8,233       1,500      36,054      42,535
Discontinued operations ...................................         --           825       2,531        (111)        129
                                                              --------     ---------    --------    --------    --------
Net income (loss)..........................................   $  7,218     $   9,058    $  4,031    $ 35,943    $ 42,665
                                                              ========     =========    ========    ========    ========
OTHER DATA:
Capital expenditures ......................................      3,120         6,028      17,202       8,386      23,585
Ratio of earnings to fixed charges(8) .....................       25.3x          3.1x        1.1x        4.7x        4.3x



                                                                   THREE MONTHS
                                                                  ENDED MARCH 31,
                                                            ---------------------------
                                                                 1997          1998(7)
                                                            ------------- -------------
                                                              (DOLLARS IN THOUSANDS)
STATEMENT OF INCOME DATA:
Revenue ...................................................   $ 138,290     $ 186,095
Cost of revenue ...........................................      99,271       152,966
Depreciation and amortization .............................       4,304         7,896
General and administrative expenses .......................      19,011        38,499
                                                              ---------     ---------
Operating (loss) income ...................................      15,704       (13,266)
Interest expense ..........................................       2,933         5,056
Interest and dividend income ..............................         533         1,433
Special charges--real estate and investment
 write-downs(4) ...........................................          --            --
Other income, net(5) ......................................         477           243
Equity in earnings (losses) of unconsolidated companies
 and minority interest ....................................         703          (431)
Provision (benefit) for income taxes(6) ...................       5,057        (5,249)
                                                              ---------     ---------
Income from continuing operations(6) ......................       9,427       (11,828)
Discontinued operations ...................................          --            --
                                                              ---------     ---------
Net income (loss)..........................................   $   9,427     $ (11,828)
                                                              =========     =========
OTHER DATA:
Capital expenditures ......................................       2,291        16,458
Ratio of earnings to fixed charges(8) .....................         5.2x           --x(9)

                                                          AT DECEMBER 31,
                                      --------------------------------------------------------  AT MARCH 31,
                                         1993       1994       1995        1996        1997         1998
                                      ---------- ---------- ---------- ----------- ----------- -------------
                                                              (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Working capital .....................  $12,192    $ 26,233   $ 53,028   $165,211    $123,748      $211,496
Property and equipment, net .........    8,038      44,157     50,572     67,177      86,109       103,592
Total assets ........................   32,988     155,969    191,272    511,154     587,598       788,314
Total debt ..........................    5,545      46,977     77,668    164,934     149,057       346,373
Total stockholders' equity ..........   16,396      52,271     60,614    116,983     180,731       171,907

---------------
(1) Amounts have been restated to reflect the 1997 acquisitions of Wilde Construction, Inc. and two related companies, and AIDCO, Inc. and one related company, which were accounted for as poolings of interest. See
    Note 2 of Notes to Consolidated Financial Statements.
(2) Includes the results of Burnup & Sims Inc. from March 11, 1994.
(3) Includes the results of Sintel from May 1, 1996.
(4) As a result of the disposal of non-core real estate assets and other investments, the Company recorded $23.1 million in special charges in the year ended December 31, 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(5) In 1997, the Company sold a portion of its indirect interest in Conecel for a gain of $7.1 million. See Note 2 of Notes to Consolidated Financial Statements.
(6) Income from continuing operations excluded a pro forma adjustment for income taxes related to companies which were S corporations and therefore not subject to corporate federal income taxes.
(7) Includes severance charge totalling $13.4 million to the Sintel labor agreement and $4.0 million related to other charges.
(8) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest expense, amortization of debt expense and the estimated interest component of rental expense.
(9) Earnings were inadequate to cover fixed charges by $17.1 million as a result of severance charges ($13.4 million) and other charges ($4.0 million) recorded in the first quarter of 1998.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


OVERVIEW


     MasTec is one of the world's largest contractors specializing in the build-out of telecommunications and other utilities infrastructure. The Company's business consists of the design, installation and maintenance of the outside physical plant for telephone and cable television communications systems and of integrated voice, data and video local and wide area networks inside buildings, and the installation of central office telecommunications equipment. The Company also provides infrastructure construction services to the electric power industry and other public utilities.



     MasTec was formed in March 1994 through the combination of Church & Tower Inc. and Church & Tower of Florida, Inc. (collectively, "Church & Tower") and Burnup & Sims Inc. ("Burnup & Sims"), two established names in the U.S. telecommunications construction services industry. In April 1996, the Company purchased Sintel, a company engaged in telecommunications infrastructure construction services in Spain, Argentina, Chile and Peru, from Telefonica. The Sintel acquisition gave the Company a significant international presence and more than doubled the size of the Company in terms of revenue and number of employees. In Argentina, Chile and Peru, the Company operates through unconsolidated joint ventures in which it holds a 50% interest. The Company generally holds its investments in these entities through incorporated entities, which under local law generally provide the same protections to shareholders against corporate liabilities as corporations in the United States. The Company has no obligation, by virtue of its ownership interest in the corporate entities, to make any further capital contributions or to fund any cash shortfalls. See Notes 2 and 9 of Notes to Consolidated Financial Statements for pro forma financial information and geographic information, respectively.



     In July and August 1997, the Company acquired Wilde Construction, Inc. and two related companies and AIDCO, Inc. and one related company (collectively, the "Pooled Companies") through an exchange of common stock. The acquisitions were accounted for as poolings of interest. Accordingly, the Company's consolidated financial statements include the results of the Pooled Companies for all periods presented. See Note 2 of Notes to Consolidated Financial Statements.


     In July 1997, the Company acquired a 51% interest in MasTec Inepar, a Brazilian telecommunications infrastructure construction company. At the time of the acquisition, MasTec Inepar had a backlog of construction contracts of approximately $280.0 million. The results of MasTec Inepar are consolidated in the results of the Company, net of a 49% minority interest, beginning August 1997.



     During the year ended December 31, 1997 and the quarter ended March 31, 1998, the Company completed nine and four other acquisitions that have been accounted for under the purchase method of accounting and the results of operations of which have been included in the Company's consolidated financial statements from the respective acquisition dates. The Company's pro forma results of operations for 1997 and 1998, giving effect to these acquisitions, would not differ materially from actual results.



     On September 3, 1997, Sintel filed a petition with the Spanish labor authorities to approve a restructuring of its workforce. In response to the Company's petition, the unionized employees declared work stoppages during the latter part of September 1997 and continued with half day strikes through the first week in October 1997.



     During the quarter ended March 31, 1998, the Company's North American operations were affected by severe weather conditions in numerous regions as a result of the climatic condition known as El Nino. These weather conditions resulted in numerous delays in completing scheduled work and required the utilization of additional or more expensive crews and equipment to accomplish the work. Because of the current labor shortage in many of the regions in which the Company operates and to meet customer demand, the Company chose to continue working as much as possible despite the bad weather and to retain idle or underutilized employees rather than lay them off as is customary during slow periods. This decision resulted in significantly reduced productivity in many of the Company's domestic operations. The Company expects productivity to improve in the second quarter.


     In March 1998, Sintel entered into an agreement with its unions to resolve the labor dispute. Under, the agreement, the Company is entitled to permanently reduce its workforce, beginning with the placement of 209 employees on unemployment partly paid by the Spanish government for up to six months. Additional voluntary terminations and the results of certain agreed upon restructuring activities will allow the Company to quantify final severance arrangements over that period. In addition, the agreement calls for reductions in certain non-wage compensation and increases in productivity benchmarks. The agreement also contemplates an increase in base wage rates for remaining union workers. As a result of the agreement reached, the Company recorded a severance charge related to operational personnel and administrative personnel of $1.9 million and $11.5 million, respectively. The total charges of $13.4 million negatively impacted the Company's operating margins in the first quarter of 1998. While management anticipates a reduction in ongoing operating costs to result from these measures, the Company recognizes that it services an increasingly competitive telephony industry in the Spanish market and a substantial portion of any savings may be offset by more competitive prices to Telefonica and other communication service customers.



RESULTS OF OPERATIONS


     Revenue is generated primarily from telecommunications and other utilities infrastructure services. Infrastructure services are provided to telephone companies, public utilities, cable television operators, other telecommunications providers, governmental agencies and private businesses. Costs of revenue includes subcontractor costs and expenses, materials not supplied by the customer, fuel, equipment rental, insurance, operations payroll and employee benefits. General and administrative expenses include management salaries and benefits, rent, travel, telephone and utilities, professional fees and clerical and administrative overhead.



     The following table sets forth certain historical consolidated financial data as a percentage of revenue for the years ended December 31, 1995, 1996 and 1997 and for the three months ended March 31, 1997 and 1998.





                                                                                                          THREE MONTHS
                                                                                                              ENDED
                                                                 YEARS ENDED DECEMBER 31,                   MARCH 31,
                                                          ---------------------------------------   -------------------------
                                                              1995          1996          1997          1997          1998
                                                          -----------   -----------   -----------   -----------   -----------
Revenue ...............................................       100.0%        100.0%        100.0%        100.0%        100.0%
Costs of revenue ......................................        72.5          73.9          74.3          71.8          82.2
Depreciation and amortization .........................         3.7           2.6           3.4           3.1           4.2
General and administrative expenses ...................        13.2          13.6          12.9          13.7          20.7
                                                              -----         -----         -----         -----         -----
Operating income ......................................        10.6           9.9           9.4          11.4         ( 7.1)
Interest expense ......................................         2.4           2.2           1.7           2.1           2.7
Interest and dividend income, other income, net, equity
  in earnings of unconsolidated companies
  and minority interest ...............................         2.6           1.7           1.4           1.3           0.7
Special charges--real estate and investment
  write-downs .........................................        10.6            --            --            --            --
                                                              -----         -----         -----         -----         -----
(Loss) income from continuing operations before
  provision for income taxes ..........................         0.2           9.4           9.1          10.5         ( 9.1)
Provision for income taxes(1) .........................         0.1           3.2           3.4           3.6         ( 2.8)
                                                              -----         -----         -----         -----         -----
Income from continuing operations .....................         0.1%          6.2%          5.7%          6.9%        ( 6.3)
                                                              =====         =====         =====         =====         =====


----------------
(1) Provision for income taxes has been adjusted to reflect a tax provision for companies which were S corporations and therefore not subject to corporate federal income taxes.

THREE MONTHS ENDED MARCH 31, 1998 COMPARED WITH THREE MONTHS ENDED MARCH 31,
   1997


     Revenue from North American operations increased $27.8 million, or 33.7%, to $110.4 million in 1998 as compared to $82.6 million in 1997. North American revenue growth was primarily generated by acquisitions completed in the latter part of 1997. Revenue generated by international operations increased $20.0 million, or 35.9%, to $75.7 million in 1998 as compared to $55.7 million in 1997 due primarily to the inclusion of the Company's Brazilian operations which totaled $29.8 million in 1998 results. The Company's Spanish revenue was negatively impacted in 1998 by a management decision to reduce the volume of work pending the resolution of the labor dispute. See "Overview."


     Gross profit (revenue less cost of revenue), excluding depreciation and amortization, decreased $5.9 million, or 15.1%, to $33.1 million, or 17.8% of revenue in 1998 as compared to $39.0 million, or 28.2% of revenue in 1997. The decrease in gross profit as a percentage of revenue was due primarily to lower productivity generated by North American operations resulting from lower productivity due to severe weather conditions experienced in numerous regions coupled with a $1.9 million severance charge recorded by the Spanish operations as a result of the agreement reached with the union in March 1998. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Overview." North American gross margins (gross profit as a percentage of revenue) decreased to 18.3% in 1998 from 27.9% in 1997 primarily due to inefficiencies resulting from severe weather conditions and the performance of certain higher margin domestic jobs during 1997. International gross margins decreased to 17.0% in 1998 as compared to 28.8% in 1997 primarily due to the severance charge recorded by Spanish operations coupled with lower margins from the Company's newly formed Brazilian operations (16.0%).


     Depreciation and amortization increased $3.6 million, or 83.7%, to $7.9 million in 1998 from $4.3 million in 1997. The increase in depreciation and amortization was a result of increased capital expenditures in the latter part of 1997 and the first quarter of 1998, as well as depreciation and amortization associated with acquisitions. As a percentage of revenue, depreciation and amortization was 4.2% and 3.1% of revenue for 1998 and 1997, respectively.


     General and administrative expenses increased $19.5 million, or 102.6%, to $38.5 million, or 20.7% of revenue for 1998 from $19.0 million, or 13.7% of revenue for 1997. The increase is primarily due to the severance charge recorded by the Company's Spanish operations and charges related to the realignment of the Company's North American operations into product lines. North American general and administrative expenses were $16.0 million, or 14.5% of domestic revenue in 1998, compared to $9.1 million, or 11.0% of domestic revenue for 1997. The increase in dollar amount of domestic general and administrative expenses is due primarily to acquisitions and charges related to the integration of the acquisitions, system conversions and consolidation of operating units into product lines. The decline as a percentage of domestic revenue is due primarily to the higher revenue volume. International general and administrative expenses increased $12.6 million, or 127.3%, to $22.5 million, or 30.0% of international revenue in 1998 from $9.9 million, or 17.9% of international revenue for 1997. The increase in international general and administrative expenses was primarily due to a severance charge of $11.5 million recorded by the Company's Spanish operations as a result of the agreement reached with the union to reduce administrative personnel in excess of 200 people. Also affecting the level of international general and administrative expenses were expenses incurred by the Company's Brazilian operation of approximately $2.4 million. The Company did not operate in Brazil until August 1997.


     The Company experienced an operating loss for the three months ended March 31, 1998 of $13.3 million. Absent the severance charges and other charges incurred by its North American operations as a result of its realignment into product lines and integration of acquisitions, the Company would have generated $4.3 million of operating profit or 2.3% of revenue for 1998 compared to $15.7 million or 11.4% of revenue for 1997. Favorably impacting 1997 operating income were short-term projects with attractive pricing and terms.

     Interest expense increased $2.2 million or 75.9%, to $5.1 million for 1998 from $2.9 in 1997 primarily due to the Company's $200.0 million bond offering completed in February 1998. Offsetting the increase was lower interest rates on Spanish borrowings. See "--Financial Condition, Liquidity and Capital Resources."


     Interest income and other income, net equity in unconsolidated companies and minority interest remained basically unchanged in the aggregate when compared to the 1997 period, however interest income increased significantly due to temporary short-term investments offset by an increase in minority interest attributable to the Company's Brazilian operations.


     Benefit from income taxes was $5.3 million, or 31.3% of income from continuing operations before equity in earnings of unconsolidated companies, taxes and minority interests in 1998, compared to a pro forma provision of $5.1 million, or 37.0% of income from continuing operations before equity in earnings of unconsolidated companies, taxes and minority interests in 1997. The decline in the effective tax rate was primarily due to the severance charge recorded by the Spanish operations which have a lower effective tax rate.



YEAR ENDED DECEMBER 31, 1997 COMPARED WITH YEAR ENDED DECEMBER 31, 1996


     Revenue from domestic operations increased $75.1 million, or 21.7%, to $421.0 million in 1997 as compared to $345.9 million in 1996. Domestic growth was generated by acquisitions. Revenue generated by international operations increased $94.2 million, or 50.1%, to $282.4 million in 1997 as compared to $188.2 million in 1996 due primarily to the inclusion of Sintel's results for the entire period in 1997 compared to eight months in the 1996 period and the results of MasTec Inepar for five months ended December 31, 1997, which totaled $74.9 million. Sintel's revenue was negatively impacted in 1997 by an 18% devaluation in the Spanish peseta and by work stoppages in the second half of 1997 as discussed in "Overview."


     Gross profit (revenue less cost of revenue), excluding depreciation and amortization, increased $41.3 million, or 29.6%, to $180.9 million, or 25.7% of revenue in 1997 as compared to $139.6 million, or 26.1% of revenue in 1996. The decrease in gross profit as a percentage of revenue was due primarily to lower margins generated by international operations. Domestic gross margins (gross profit as a percentage of revenue) increased to 27.4% in 1997 from 25.1% in 1996 primarily due to the performance of certain higher margin domestic jobs during 1997 and domestic costs reductions. There can be no assurance that the Company will be able to obtain higher margin jobs and implement further costs reductions in the future. International gross margins decreased to 23.2% in 1997 as compared to 28.0% in 1996 due to overall lower margins from the Company's newly formed Brazilian operations (15%) and lower productivity in the second half of 1997 from the Company's Spanish operations.


     Depreciation and amortization increased $10.4 million, or 75.9%, to $24.1 million in 1997 from $13.7 million in 1996. The increase in depreciation and amortization was a result of increased capital expenditures in the latter part of 1996, as well as depreciation and amortization associated with acquisitions. As a percentage of revenue, depreciation and amortization was 3.4% and 2.6% of revenue for 1997 and 1996, respectively.


     General and administrative expenses increased $18.6 million, or 25.7%, to $91.0 million, or 12.9% of revenue for 1997 from $72.4 million, or 13.6% of revenue for 1996. Domestic general and administrative expenses were $49.9 million, or 11.9% of domestic revenue in 1997, compared to $41.4 million, or 12.0% of domestic revenue for 1996. The increase in dollar amount of domestic general and administrative expenses is due primarily to acquisitions. The decline as a percentage of domestic revenue is due primarily to the higher revenue volume. International general and administrative expenses increased $10.1 million, or 32.6%, to $41.1 million, or 14.6% of international revenue in 1997 from $31.0 million, or 16.5% of international revenue for 1996. The increase in international general and administrative expenses was due to the inclusion of Sintel's results for the entire 1997 period, compared to only eight months during the 1996 period. The decline in international general and administrative expenses as a percentage of international revenue is due to a lower general and administrative expense for the Brazilian operation, which was 2.2% of Brazilian revenue.


     Operating income increased $12.3 million, or 23.0%, to $65.8 million, or 9.4% of revenue in 1997 from $53.5 million, or 9.9% of revenue in 1996.


     Interest expense remained constant at $11.9 million for both periods, primarily due to the lower interest rates on Spanish and domestic borrowings and the conversion of the Company' s 12% Subordinated Convertible Debentures into Common Stock on June 30, 1996. Offsetting the decline was the inclusion of interest expense associated with Sintel's working capital needs for the entire 1997 period compared to eight months for the 1996 period. The Company anticipates increased interest expense as a result of its recently completed bond offering. See "--Financial Condition, Liquidity and Capital Resources."


     Included in other income for 1997, is a $7.1 million gain on sale of the Company's indirect interest in Conecel (See Note 2 of Notes to Consolidated Financial Statements).


     Provision for income taxes on a pro forma basis was $23.6 million, or 36.9% of income from continuing operations before equity in earnings of unconsolidated companies, taxes and minority interests in 1997, compared to $17.5 million, or 36.8% of income from continuing operations before equity in earnings of unconsolidated companies, taxes and minority interests in 1996.


     Income from continuing operations on a pro forma basis increased $6.7 million, or 20.2%, from $33.2 million in 1996 to $39.9 million in 1997. Income from continuing operations on a pro forma basis as a percentage of revenue decreased to 5.7% in 1997 from 6.2% in 1996.


YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995


     Revenue increased $315.2 million, or 144.0%, to $534.1 million for the year ended December 31, 1996 from $218.9 million for the year ended December 31, 1995. Domestic revenue increased $127.0 million, or 58.0%, to $345.9 million for 1996 from $218.9 million for 1995, primarily due to growth in revenue generated from existing contracts and to domestic acquisitions completed in 1996 which generated $23.5 million in revenue. International revenue, comprised of revenue from Sintel, which the Company acquired in April 1996, contributed $188.2 million of revenue for the year ended December 31, 1996.


     Gross profit (revenue less cost of revenue), excluding depreciation and amortization, increased $79.3 million, or 131.5%, to $139.6 million, or 26.1% of revenue, for the year ended December 31, 1996 from $60.3 million, or 27.5% of revenue, for the year ended December 31, 1995. Domestic gross margins (gross profit as a percentage of revenue) decreased to 25.1% for the year ended December 31, 1996 from 27.5% for the year ended December 31, 1995. The decline in domestic gross margins was primarily due to additional start-up and expansion costs relating to the rapid growth in revenue. International gross margins were 28.0% for the year ended December 31, 1996.


     Depreciation and amortization increased $5.5 million, or 67.1%, to $13.7 million for the year ended December 31, 1996 from $8.2 million for the year ended December 31, 1995. Domestic depreciation and amortization as a percentage of domestic revenue decreased to 3.4% for 1996 from 3.7% for 1995 due to economies of scale obtained over a larger domestic revenue base. International depreciation and amortization was 1.1% of international revenue for the year ended December 31, 1996, as the Company's international operations are less capital intensive than the Company's domestic operations.


     General and administrative expenses increased $43.5 million, or 150.5%, to $72.4 million, or 13.6% of revenue, for the year ended December 31, 1996 from $28.9 million, or 13.2% of revenue for the year ended December 31, 1995. Domestic general and administrative expenses increased $12.5 million, or 43.3%, to $41.4 million, or 12.0% of domestic revenue, for 1996 from $28.9 million, or 13.2% of domestic revenue in 1995. The decrease in domestic general and administrative expenses as a percentage of domestic revenue is primarily the result of spreading overhead expenses over a broader revenue base. Included in domestic general and administrative expenses for 1996 and 1995 are salaries and bonuses for employees of the Pooled Companies of approximately $6.1 million and $3.8 million, respectively. International general and administrative expenses were $31.0 million, or 16.5% of international revenue, for the year ended December 31, 1996.


     Operating income increased $30.3 million, or 130.6%, to $53.5 million, or 9.9% of revenue, for the year ended December 31, 1996 from $23.2 million, or 10.6% of revenue, for the year ended December 31, 1995. The decline in operating income as a percentage of revenue was due to the decline in domestic gross margins in 1996 and bonuses earned by employees of the Pooled Companies.


     Interest expense increased $6.6 million, or 124.5%, to $11.9 million for the year ended December 31, 1996 from $5.3 million for the year ended December 31, 1995 primarily due to borrowings used for equipment purchases and to fund investments in unconsolidated companies, offset in part by the conversion of the Company's 12% Subordinated Convertible Debentures into Common Stock on June 30, 1996.


     As a result of the decision to accelerate the disposal of certain non-core real estate assets and other investments, the Company recorded $23.1 million in special charges during the year ended December 31, 1995. The Company recorded a special charge of $15.4 million in the third quarter of 1995 to adjust the carrying values of its real estate investments to estimated net realizable value based on offers received by the Company to dispose of certain real estate in bulk transaction. The original value assigned to the real estate investments contemplated the disposition of the properties on an individual basis and no consideration had previously been given to a bulk sale. In the fourth quarter of 1995, the Company recorded an additional charge of $7.7 million to reflect the value realized upon a sale of certain real estate and the Company's preferred stock investment in early 1996. These assets were sold at prices and in a manner designed to facilitate their immediate disposal so that the Company could concentrate its resources on its core telecommunications construction business.


     Income from continuing operations after a pro forma tax provision increased to $33.2 million, or 6.2% of revenue, for the year ended December 31, 1996 from $0.2 million for the year ended December 31, 1995 which included a special charge of $23.1 million.


     In the third quarter of 1995, the Company adopted a plan to dispose of certain non-core businesses acquired as a result of the acquisition of Burnup & Sims in March 1994. See Note 13 of Notes to Consolidated Financial Statements. These businesses included the operations of a printing company, a theater chain and an uninterrupted power supply assembler. During 1995, the Company sold the assets of the theater chain and the assembler. The two transactions netted a gain of $7.4 million after tax. The remaining theater operations have been closed and are currently being marketed for sale for the underlying real estate value. Based on the estimated net realizable value of these businesses, a loss on disposition of approximately $6.4 million, net of tax, relating to the remaining discontinued operations was recorded in 1995. The Company sold the printing company in January 1997 for its carrying value.


YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994


     Revenue increased $76.3 million, or 53.5%, to $218.9 million for the year ended December 31, 1995 from $142.6 million for the year ended December 31, 1994, primarily due to expansion into new contract areas and the full year's effect in 1995 of acquisitions completed in 1994.


     Gross profit (revenue less costs of revenue), excluding depreciation and amortization, increased $23.2 million, or 62.5%, to $60.3 million, or 27.5% of revenue, for the year ended December 31, 1995 from $37.1 million, or 26.0% of revenue, for the year ended December 31, 1994 primarily due to improved operating efficiencies, improved productivity due to the use of more modern equipment and the renegotiation of an unprofitable master contract assumed in one of the Company's acquisitions.

     Depreciation and amortization increased $2.7 million, or 49.1%, to $8.2 million for the year ended December 31, 1995 from $5.5 million for the year ended December 31, 1994 due to a fleet replacement program and an increase in capital expenditures resulting from expansion into new contract areas. As a percentage of revenue, depreciation and amortization expense was 3.7% for 1995 and 3.9% for 1994.


     General and administrative expenses increased $8.3 million, or 40.3%, to $28.9 million, or 13.2% of revenue, for the year ended December 31, 1995 from $20.6 million, or 14.4% of revenue, for the year ended December 31, 1994. General and administrative expenses decreased as a percentage of revenue as a result of spreading overhead expenses over a broader revenue base.


     Operating income increased $12.2 million, or 110.9%, to $23.2 million, or 10.6% of revenue, for the year ended December 31, 1995 from $11.0 million, or 7.7% of revenue, for the year ended December 31, 1994.


     Interest expense increased $1.5 million, or 39.5%, to $5.3 million for the year ended December 31, 1995 from $3.8 million for the year ended December 31, 1994 primarily due to borrowings used for equipment purchases, to fund a loan to the holding company of an Ecuadorian cellular phone company and to make investments in unconsolidated companies.


     As a result of the disposal of non-core real estate assets and other investments, the Company recorded $23.1 million in special charges during the year ended December 31, 1995.


     Income from continuing operations after a pro forma tax provision was $0.2 million for the year ended December 31, 1995, compared to income from continuing operations of $6.8 million, or 4.7% of revenue, for the year ended December 31, 1994.


FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES


     The Company's primary liquidity needs are for working capital, to finance acquisitions and capital expenditures and to service the Company's indebtedness. The Company's primary sources of liquidity have been cash flow from operations, borrowings under revolving lines of credit and the proceeds from the sale of investments and non-core assets.



     Net cash used in operating activities for the three months ended March 31, 1998 was $16.4 million, compared to cash provided of $18.9 million for the three months ended March 31, 1997. This decrease was due to a breakeven result for 1998 absent charges previously discussed, fluctuations in working capital, particularly a reduction of accounts payable balances company-wide and an increase in accounts receivable and unbilled revenue from Brazilian operations.



     Net cash provided by the sale of investments and non-core assets amounted to $29.6 million for 1997 compared to $9.4 million for 1996. The Company invested cash, net of cash acquired, in acquisitions and investments in unconsolidated companies totaling $44.6 million during the three months ended March 31, 1998 compared to $3.9 million during the three months ended March 31, 1997. During 1997, the Company made capital expenditures of $23.6 million, primarily for machinery and equipment used in the production of revenue, compared to $8.4 million in 1996.


     As of March 31, 1998, working capital totaled $211.5 million, compared to working capital of $123.7 million at December 31, 1997. Included in working capital at March 31, 1998 were temporary investments of approximately $72.0 million.



     In December 1997, the Company sold its indirect investment in Consorcio Ecuatoriano de Telecomunicaciones, S.A. ("Conecel"), an Ecuadorian cellular phone company, for $20.0 million in cash and the right to receive shares of Conecel non-voting common stock. The Company will have certain registration rights with respect to the Conecel common stock that it receives. A gain of $4.4 million, net of tax, was recognized based on the percent of cash received to the total transaction value. In

September 1997, the Company agreed to sell a portion of its interest in Supercanal for $20.0 million in cash. In January 1998, the Company elected to retain its entire interest in Supercanal and terminated the agreement.


     The Company continues to pursue a strategy of growth through acquisitions and internal expansion. In July 1997, the Company closed its acquisition of 51% of MasTec Inepar for stock and $29.4 million in cash payable over eleven months. In addition, in connection with its acquisition of Sintel, the Company is required to make payments of 1.8 billion pesetas (approximately $11.8 million at the exchange rate in effect at December 31, 1997) on each of December 31, 1997 and 1998. The Company has paid a portion of the December 31, 1997 payment, with the remaining amounts to be paid pending resolution of offsetting amounts between the Company and Telefonica. See Note 2 of Notes to Consolidated Financial Statements. The Company believes that cash generated from operations, borrowings under its Credit Facility and proceeds from the sale of investments and non-core assets will be sufficient to finance these payments, as well as the Company's working capital needs, capital expenditures and debt service obligations for the foreseeable future. Future acquisitions are expected to be financed from these sources, as well as other external financing sources to the extent necessary, including the issuance of equity securities and additional borrowings.



     In June 1997, the Company refinanced its domestic credit facility with the $125.0 million Credit Facility. Borrowings under this facility may be used for domestic acquisitions, working capital, capital expenditures and general corporate purposes. At March 31, 1998, borrowings under this facility totaled $58.5 million and standby letters of credit issued pursuant to this facility totaled approximately $3.5 million. The Company used a portion of the proceeds from the Offering to repay all outstanding borrowings under the Credit Facility other than outstanding letters of credit. At March 31, 1998 the Company had approximately $63.0 million of borrowing available under the Credit Facility. The Credit Facility contains certain covenants which, among other things, restrict the payment of dividends, limit the Company's ability to incur additional debt, create liens, dispose of assets, merge or consolidate with another entity or make other investments or acquisitions, and provide that the Company must maintain minimum amounts of stockholders' equity and financial ratio coverages requiring, among other things, minimum ratios at the end of each fiscal quarter of debt to earnings, earnings to interest expense and accounts receivable to trade payables. See "Description of Certain Indebtedness" and Note 5 of Notes to Consolidated Financial Statements.



     The Company conducts business in several foreign currencies that are subject to fluctuations in the exchange rate relative to the U.S. dollar. The Company does not enter into foreign exchange contracts. It is the Company's intent to utilize foreign earnings in the foreign operations for an indefinite period of time. In addition, the Company's results of operations from foreign activities are translated into U.S. dollars at the average prevailing rates of exchange during the period reported, which average rates may differ from the actual rates of exchange in effect at the time of the actual conversion into U.S. dollars. The Company currently has no plans to repatriate significant earnings from its international operations.


     The Company's current and future operations and investments in certain foreign countries are generally subject to the risks of political, economic or social instability, including the possibility of expropriation, confiscatory taxation, hyper-inflation or other adverse regulatory or legislative developments, or limitations on the repatriation of investment income, capital and other assets. The Company cannot predict whether any of such factors will occur in the future or the extent to which such factors would have a material adverse effect on the Company's international operations.


YEAR 2000


     The Company believes that a significant portion of its computer systems are year 2000 compliant and is in the process of assessing the balance of its systems. The Company intends to communicate with its customers, suppliers, financial institutions and others with which it does business to ensure that any year 2000 issue will be resolved timely. This issue affects computer systems that have time-sensitive programs that may not properly recognize the year 2000. If necessary modifications and conversions by those with which the Company does business are not completed timely or if all of the Company's systems are not year 2000 compliant, the year 2000 issue may have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.


SEASONALITY


     The Company's domestic operations have historically been seasonally weaker in the first and fourth quarters of the year and have produced stronger results in the second and third quarters. Sintel has experienced seasonal weakness in the first quarter, but has produced relatively strong results in the fourth quarter. This seasonality is primarily the result of customer budgetary constraints and preferences and, to a lesser extent, the effect of winter weather on outside plant activities. Certain U.S. customers, particularly the RBOCs, tend to complete budgeted capital expenditures before the end of the year and defer additional expenditures until the following budget year. Telefonica, the Company's principal international customer, has historically rushed to complete budgeted expenditures in the last quarter. Revenue from MasTec Inepar is not expected to fluctuate seasonally.


IMPACT OF INFLATION


     The primary inflationary factor affecting the Company's operations is increased labor costs. The Company has not experienced significant increases in labor costs to date. Competition for qualified personnel could increase labor costs for the Company in the future. As a result of the Company's recent increase in international activities, it may, at times in the future, operate in countries that may experience high inflation.

                                   BUSINESS


GENERAL


     MasTec is one of the world's largest contractors specializing in the design, installation and maintenance of infrastructure for the telecommunications and other utilities industry. The Company's business consists of the installation of aerial and underground copper, coaxial and fiber optic cable networks as well as wireless antenna networks ("outside plant services"). The Company believes it is the largest independent contractor for these systems in the United States and Spain, and one of the largest in Argentina, Brazil, Chile and Peru. The Company also installs central office switching equipment, and designs, installs and maintains integrated voice, data and video local and wide area networks inside buildings ("inside wiring"). Clients for the Company's services include major domestic and international telecommunication service providers such as the RBOCs, other incumbent and competitive local exchange carriers, cable television operators, long-distance operators and wireless phone companies. The Company also provides infrastructure construction services to the electric power industry and other public utilities.



     MasTec has experienced significant and consistent growth as a result of favorable trends in the telecommunications industry, its ability to identify and integrate strategic acquisitions and its competitive position as one of the largest providers of infrastructure services. The Company's revenue has increased from $142.6 million in 1994 to $703.4 million in 1997. The Company expects to continue to grow through additional strategic acquisitions as well as through internal expansion. Since January 1996, the Company has completed 24 domestic and four foreign acquisitions and actively continues to pursue complimentary acquisitions in the highly fragmented infrastructure services industry. Internal growth is expected to be driven by the expansion of the global telecommunications and power distribution industries resulting from (i) continued global deregulation, which is allowing numerous new service providers to enter the marketplace and is increasing the competitive pressure on existing participants to upgrade and expand their networks; (ii) increasing consumer demand for advanced communications services which require the upgrading of existing infrastructure to handle increased bandwidth needs; and (iii) increasing reliance on outsourcing of infrastructure needs to full service contractors by service providers in an effort to reduce costs and focus on their core competencies.



COMPETITIVE STRENGTHS


     The Company seeks to differentiate itself from its competitors through the following characteristics:



     STRONG CUSTOMER RELATIONSHIPS. Founded in 1929, the Company has developed strong relationships with numerous telecommunications service providers by providing high quality services in a cost and time efficient manner. The Company has been providing services to Telefonica and BellSouth, its two largest customers, since 1950 and 1969, respectively, and maintains similar long-term relationships with many of its other customers. For the year ended December 31, 1997 and the three months ended March 31, 1998, the Company derived approximately 26% and 12% and 23% and 10%, respectively, of its revenue from services performed for Telefonica and BellSouth, respectively. MasTec currently has 23 multi-year service contracts with Telefonica, the RBOCs and other telecommunications service providers for certain of their outside plant requirements up to a specific dollar amount per job and within certain geographic areas.



     DIVERSE CUSTOMER BASE. MasTec provides a full range of infrastructure services to a diverse customer base. Domestically, the Company provides outside plant services to local exchange customers such as BellSouth, US West Communications, Inc., SBC Communications, Inc., United Telephone Company of Florida, Inc. (a subsidiary of Sprint) and GTE Corporation. The Company also provides outside plant services to competitive local exchange carriers such as MFS Communications Company, Inc., Sprint Metropolitan Networks, Inc. and MCI Metro, Inc. (the local telephone subsidiaries of Sprint and MCI, respectively), cable television operators such as Time Warner Inc., Cox Communications, Inc.

and Marcus Cable Company, long distance carriers such as MCI and Sprint, and wireless communications providers such as PrimeCo Personal Communications LP and Sprint Spectrum, L.P. Internationally, the Company provides outside plant services, turn-key switching systems installation and inside wiring services primarily to Telefonica, the principal telephone company in Spain, and Telefonica's affiliates in Argentina, Chile and Peru. The Company also services the local telephone subsidiaries of Telebras, the Brazilian government-owned telecommunications system, in Sao Paulo, Rio de Janeiro, Parana and other states in the more populous and developed Southern region of Brazil, as well as CRT, the local telephone company in Rio Grande do Sul which is partly owned by Telefonica. For the year ended December 31, 1997 and the three months ended March 31, 1998, the Company derived approximately 11% and 16%, respectively, of its revenue from services performed for Telebras.



     The Company renders inside wiring services nationwide to large corporate customers with multiple locations such as First Union National Bank, IBM and Dean Witter Reynolds Inc., and to universities and health care providers.


     TURN-KEY CAPABILITIES. The Company believes it is one of the few contractors capable of providing all of the design, installation and maintenance services necessary for a cable or wireless network starting from a transmission point, such as a central office or head-end, and running continuously through aerial and underground cables to the ultimate end users' voice and data ports, cable outlets or cellular stations. The Company can also install the switching devices at a central office or set up local and wide area voice, data and video networks to expand a business' telecommunications infrastructure both inside a specific structure or between multiple structures.



     The Company believes that its customers increasingly are seeking comprehensive solutions to their infrastructure needs by turning to fewer qualified contractors who have the size, financial capability and technical expertise to provide a full range of infrastructure services. The Company believes that this trend will accelerate as industry consolidations increase and as these consolidated entities begin to provide bundled services to end users. The Company believes it has positioned itself through acquisitions and internal growth as a full service provider of outside plant and inside wiring infrastructure services to take advantage of this trend.


     BROAD GEOGRAPHIC PRESENCE. The Company has significantly broadened its geographic presence in recent years through strategic acquisitions. Domestically, MasTec has expanded beyond its historical base in the Southeastern United States and currently has operations in more than 30 states in the Southeast, mid-Atlantic, Southwest, West and upper Midwest regions of the country. The Company also substantially increased its international operations through the acquisition, in April 1996, of Sintel, the largest telecommunications infrastructure contractor in Spain, and through the acquisition, in July 1997, of a majority interest in MasTec Inepar, a leading telecommunications construction company in Brazil. Due to its broad geographic presence, the Company believes that it is well suited to service customers with operations across the United States as well as companies that are active in multiple areas of the world such as multinational corporations and telecommunications service providers that are expanding into international markets. In addition, by developing business in many geographic regions, the Company believes it is less susceptible to changes in the market dynamics in any one region.


GROWTH STRATEGY


     The Company is pursuing a disciplined strategy of growth and diversification in its core business through strategic acquisitions and internal expansion as follows:


     STRATEGIC ACQUISITIONS. The Company plans to continue to pursue strategic acquisitions in the fragmented telecommunications and utilities infrastructure industry that either expand its geographic coverage and customer base or broaden the range of services it can offer to clients. The Company focuses its acquisition efforts primarily on companies with successful track records and strong management. The Company has acquired 19 companies since January 1996 and has significant experience in identifying, purchasing and integrating telecommunications infrastructure businesses both domestically and internationally. Management believes that MasTec is able to improve the acquired companies' operating performance by providing strategic guidance, administrative support, greater access to capital and savings in the cost of capital purchasing and insurance costs.



     INTERNAL EXPANSION. The Company believes it is poised to capitalize on the anticipated growth in its industry due to its status as one of the world's largest telecommunications infrastructure contractors and its strong customer relationships. In addition, the Company believes that the RBOCs and other utilities in the United States, which still conduct a significant portion of their construction work in-house, will out-source more infrastructure construction in the future in response to competitive pressures to cut costs, streamline their operations and focus on their core competencies. The Company believes that its reputation for quality and reliability, operating efficiency, financial strength, technical expertise, presence in key geographic areas and ability to offer a full range of construction services make it well positioned to compete for this business, particularly the larger, more technically complex infrastructure projects.



     The Company also anticipates that its Brazilian operations will become a more significant part of its operations. The Brazilian government has estimated that approximately $75 billion will need to be invested over a seven year period in order to modernize and expand Brazil's telecommunications infrastructure. To accomplish this objective, the government has stated its intention of deregulating and privatizing Brazil's telecommunications system. The Company believes that, through MasTec Inepar, it is well positioned to participate in this anticipated expansion.


     In addition to focusing on its core telecommunications customers, the Company plans to achieve incremental growth by continuing to develop complementary lines of businesses. These businesses include the provision of premise wiring services to corporations and infrastructure construction services to the electric power industry and other public utilities.


SERVICES, MARKETS AND CUSTOMERS



     The Company's principal business is the provision of telecommunications and other utilities infrastructure construction services, consisting of both outside plant services and inside wiring services. For the years ended, December 31, 1995, 1996 and 1997 and the three months ended March 31, 1997 and 1998, the percentage of the Company's total revenue generated by outside plant services was 91%, 84%, 84%, 90% and 90%, respectively, and by inside wiring services was 9%, 16%, 16%, 10% and 10%, respectively. The Company operates in North America, Spain, Argentina, Chile, Peru, and Brazil. See Note 9 of Notes to Consolidated Financial Statements for a description of revenue, operating profit and indentifiable assets attributable to the Company's North American and International operations.



TELECOMMUNICATIONS CONSTRUCTION--NORTH AMERICAN/OPERATIONS


     OUTSIDE PLANT CONSTRUCTION. The Company's principal domestic business consists of outside plant services for telecommunications providers, including incumbent and competitive local exchange carriers, cable television operators, long-distance carriers and wireless communications providers. Outside plant services consist of all of the services necessary to design, install and maintain the physical facilities used to provide telecommunications services from the provider's central office, switching center or cable headend to the ultimate consumer's home or business. These services include the placing and splicing of cable, the excavation of trenches in which to place the cable, the placing of related structures such as poles, anchors, conduits, manholes, cabinets and closures, the placing of drop lines from the main transmission lines to the customer's home or business, and the maintenance and removal of these facilities. The Company has developed expertise in directional boring, a highly specialized and increasingly common method of placing buried cable networks in congested urban markets without digging a trench.


     The Company provides a full range of outside plant services to its telecommunications company customers, although certain of the Company's customers, principally the RBOCs, handle certain of these services in-house. The Company's customers generally supply materials such as cable, conduit and telephone equipment, and the Company provides the expertise, personnel, tools and equipment necessary to perform the required installation and maintenance services.


     The Company currently provides outside plant services primarily to customers in Alabama, Alaska, Arizona, California, Colorado, Florida, Georgia, Iowa, Kansas, Michigan, Minnesota, Montana, Nebraska, North Carolina, North Dakota, South Dakota, South Carolina, Tennessee, Texas, Virginia and Wyoming, as well as Ontario, Canada. Principal customers for telecommunications outside plant services include BellSouth, US West Communications, Inc., SBC Communications, Inc., the long distance and local exchange subsidiaries of both MCI and Sprint, GTE Corp., MFS Communications Company, Inc., Time Warner Inc., Cox Communications, Inc. and Marcus Cable Company.


     Services rendered to the Company's incumbent local exchange customers, including BellSouth, are performed primarily under master contracts, which typically are exclusive service contracts to provide all of the carrier's outside plant requirements up to a specified dollar amount per job and within certain geographic areas. These contracts generate revenue ranging between $3.0 million and $30.0 million over their respective terms, generally two to three years. Such contracts are typically subject to termination at any time upon 90 to 180 days prior notice to the Company. Each master contract contemplates hundreds of individual construction and maintenance projects generally valued at less than $100,000 each. These contracts typically are awarded on a competitive bid basis, although customers are sometimes willing to negotiate contract extensions beyond their original terms without opening them up to bid. The Company currently has 20 master contracts with telecommunications customers covering defined regions within the United States, including 12 with BellSouth.



     In addition to services rendered pursuant to master contracts, the Company provides outside plant services on individual projects awarded on a competitive bid basis or through individual negotiation. While such projects generally are substantially larger than the individual projects covered by master contracts, they typically require the provision of services identical to those rendered under master contracts.


     The Company also provides turn-key site acquisition, design, installation and maintenance services to the wireless communications industry, including site acquisition and preparation, design and construction of communications towers, placement of antennas and associated wiring, and construction of equipment huts.


     The Company provides outside plant construction services to electric power companies and other public utilities, including the City of Austin Electric Department, City Public Service of San Antonio, Duke Energy Corporation, Florida Power and Light Company, Florida Power Corporation, Jacksonville Electric Authority, Memphis Light, Gas and Water Division, Texas Utilities Company, Carolina Power & Light Co., and Georgia Power Co., and a number of regional electrical cooperatives. These services, which are substantially similar to the outside plant services provided to telecommunications companies, include directional boring for conduit and pipes, trenching, placing of electric cables, and restoring asphalt and concrete surfaces. Services to many of these customers are provided under exclusive master contracts with two to three year initial terms expiring at various dates.


     INSIDE PREMISES CONSTRUCTION. The Company provides design, installation and maintenance of integrated voice, data and video networks inside buildings for large companies with multiple locations such as First Union National Bank, IBM and Dean Witter Reynolds Inc., for college campuses such as the University of California at Riverside and the University of Miami and for health care providers such as Carolina Medical Center and Kaiser Permanente. The Company provides these services primarily on the east and west coasts of the United States although the Company is capable of providing these services nationwide.


     Inside wiring services consist of designing, installing and maintaining local area networks and wide area networks linking the customers' voice communications networks at multiple locations with their data and video services. This type of work is similar to outside plant construction; both involve the placing and splicing of copper, coaxial and fiber optic cables. Inside wiring is less capital intensive than outside plant construction but requires a more technically proficient work force.


     The Company contracts with primary contractors to provide services to First Union National Bank and IBM under subcontracts that are similar to master contracts in the outside plant business because they grant the Company the exclusive right to provide inside wiring services to these customers within certain geographic regions. The Company also provides inside wiring services on individual projects that are awarded on a competitive bid basis or through individual negotiation. The Company intends to take advantage of the fragmentation of the inside wiring industry by marketing a full range of inside wiring services to large corporations with multiple locations across the country. The Company believes that these types of customers increasingly are seeking a single vendor to provide all of their inside wiring.


     The Company is one of two distributors in the United States, Canada and Mexico of a fiber optic cable installation technology known as FutureFlex. This technology allows the installation of individual strands of optical fiber by means of compressed gas blown through flexible tubing without the necessity of cutting or splicing the cable except at the terminal points. As a result, the network can be expanded, changed or moved more easily and cost-effectively.


TELECOMMUNICATIONS CONSTRUCTION--INTERNATIONAL OPERATIONS


     OVERVIEW. The Company is engaged in the telecommunications and other utilities construction business internationally primarily in Argentina, Brazil, Chile, Peru and Spain through Sintel and its affiliates and MasTec Inepar. Sintel is a Spanish company, wholly-owned by the Company, that has provided telecommunications construction services to Telefonica and Telefonica's affiliates since 1950. Telefonica is the principal provider of local and long distance telephony in Spain. Through its affiliate, Telefonica Internacional, S.A., Telefonica owns interests in certain local telephone companies in Argentina, Brazil, Chile and Peru. Through Sintel, the Company is the leading provider of telecommunications infrastructure services to Telefonica and its affiliates in Spain, and one of the leading providers of these services to Telefonica's affiliates in Argentina, Chile and Peru.


     The Company renders telecommunications construction services in Brazil through MasTec Inepar, a Brazilian company owned 51% by the Company and 49% by Inepar SA Industrias e Construcoes ("Inepar"), a leading telecommunications and power infrastructure and equipment company in Brazil. MasTec Inepar was formed in July 1997 to take advantage of construction opportunities created by the privatization, de-monopolization and deregulation of the Brazilian telecommunications market.


     SPANISH OPERATIONS. In Spain, Sintel's principal business is providing outside plant services, inside wiring services and equipment installation to Telefonica and its affiliates. These services are substantially similar to those provided by the Company in the United States. Sintel also installs Telefonica telephone equipment in residences and businesses. Sintel's Spanish operations are concentrated in Spain's largest commercial centers, Madrid, Barcelona, Seville and Valencia, and surrounding areas, although Sintel maintains a presence throughout Spain.


     Sintel provides the largest percentage of Telefonica's outside plant services requirements. Sintel provides the bulk of these services under three separate multi-year comprehensive services contracts, which are similar to master contracts in the United States, for distinct types of outside plant services: (i) placement and splicing of communications lines; (ii) trenching and placing of conduits; and (iii) placing of drop lines to residences and businesses. These agreements set the unit prices at which Sintel will render services to Telefonica and establish the percentage of Telefonica's requirements in these categories that will be satisfied by Sintel in particular geographic areas of Spain. These three contracts expire at the end of 1998; the Company expects to negotiate new comprehensive services contracts with Telefonica beginning in October 1998. Telefonica enters into similar agreements with Sintel's principal competitors in Spain. The Company believes that Telefonica considers various factors in awarding these contracts and setting their terms, including price, quality, technical proficiency and the contractor's relationship with Telefonica. Telefonica also awards individual projects through a competitive bidding process or through individual negotiation.


     In addition to outside plant services, Sintel provides inside wiring services to Telefonica that are substantially similar to those provided by the Company in the United States. Sintel also installs transmission equipment, central office switching equipment, power generating equipment and cellular equipment for telecommunications systems for Telefonica. This equipment includes multiplexers, carrier systems and microwave systems, and central office equipment such as frames, protectors, connector blocks, batteries and power systems, and cellular antennas and cell sites. The contracts for this work are awarded on a competitive bid basis or through individual negotiation.


     Telefonica is the principal provider of local and long distance telephony in Spain. As a result of European Union initiatives, Spain must liberalize its telecommunications industry by December 1, 1998 to permit competitors to Telefonica. In July 1997, a second license to provide public switched telephony was awarded to Retevision, S.A. ("Retevision"), which is owned partly by the Spanish government, Societa Finanziaria Telefonica per Azioni SpA ("STET"), an Italian telephone company, and Empresa Nacional de Electricidad, S.A., a Spanish electric utility company. Retevision has begun providing local telephony in Spain in 1998 and a third local and long distance telephony license is expected to be awarded by May 30, 1998. By December 1, 1998, it is expected that the industry will be completely open to competition. The Company believes that the increased competition in the Spanish telephony market will increase demand for outside plant services in Spain as new service providers build competing networks. The Company has commenced providing telecommunications construction services to Retevision.


     Sintel also installs and maintains cable television networks for Telefonica and its affiliates and for Retevision. The Spanish cable television market has been underdeveloped due to the lack of a legal structure for the provision of cable telecommunications services in Spain. In 1997, a legal structure for the provision of these services was completed and 21 new licenses to provide cable television services have been awarded and applications for an additional 13 licenses are pending. In addition, as of January 1, 1998, cable operators are entitled to provide local telephony within their service areas as well as long distance telephony. The Company anticipates that the demand for construction services to the cable television industry will increase significantly as new networks are constructed and existing networks are upgraded. Sintel also has begun providing infrastructure services to the electric power industry through a recently found joint venture with a Portugese electrical contractor.


     ARGENTINA, CHILE, PERU OPERATIONS. The Company operates in Argentina, Chile and Peru through unconsolidated subsidiaries in which the Company holds a 50% interest. The other 50% interests in these subsidiaries are held by established local infrastructure construction companies and operational control is shared by the Company and its local partner. In Argentina and Chile, the Company's partner is a subsidiary of Sociedad Macri, one of the largest commercial groups in Argentina. In Peru, the Company's partner is a subsidiary of Grana y Montero, S.A., a leading construction company in Peru. The principal shareholder of Grana y Montero, S.A., is a shareholder and a director of Telefonica del Peru. The Company's Latin American affiliates primarily provide outside plant services, cable television installation and similar services to Telefonica's local telephone company affiliate in each of the countries in which the Sintel affiliate is located: Telefonica de Argentina in Argentina; Compania de Telefonos de Chile in Chile; and Telefonica del Peru in Peru. As part of the agreement with Sociedad Macri for the acquisition of its interest in Sintel's Argentine affiliate, Sociedad Macri has contributed to the affiliate certain of its telecommunications construction contracts with Telecom de Argentina, S.A., the principal provider of local telephony in northern Argentina.


     BRAZILIAN OPERATIONS. MasTec Inepar, a Brazilian company, was formed in July 1997 by the Company and Inepar. As part of the formation, Inepar transferred the personnel, qualifications and other assets of its telecommunications construction division to MasTec Inepar together with contracts for specific projects with prices totalling approximately $280 million. These contracts cover the provision of outside plant services for the local exchange subsidiaries of Telebras, the Brazilian government-owned telecommunications company, particularly in Sao Paulo, Rio de Janeiro, Parana and other states in the more populous and developed southern region of Brazil. MasTec Inepar also provides services to CRT, the local telephone company in Rio Grande do Sul which is partly owned by Telefonica. These services provided are principally for wireless communications networks.


TELECOMMUNICATIONS INVESTMENTS AND OTHER ASSETS


     The Company has invested in certain telecommunications businesses located in or servicing Latin America. These include minority interests in Supercanal Holding, S.A. ("Supercanal") and related entities, which operate a cable television system in Argentina, and in Conecel, an Ecuadorian cellular company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company also recently acquired a license in Paraguay to construct and operate a nationwide personal communication system ("PCS"), and has reached agreement with Inepar, its partner in MasTec Inepar, and with Sociedad Macri, its partner in Argentina and Chile, to share in development of the system. The agreement with Inepar and Sociedad Macri regarding Paraguay provides that MasTec Inepar will construct the system.


SALES AND MARKETING


     Executives of the Company's outside plant subsidiaries market outside plant services to existing and potential telecommunications and other utility customers in order to negotiate new contracts or be placed on lists of vendors invited to submit bids for master contracts and individual construction projects. Inside premises services are marketed both by the executives of the subsidiaries that provide these services and through commissioned salespeople employed by the Company. The Company is developing a company-wide marketing plan to emphasize the "MasTec" brand name to national and international customers.


SUPPLIERS


     The Company's customers supply the majority of the raw materials and supplies necessary to carry out the Company's contracted work. The Company is not dependent on any one supplier for any raw materials or supplies that the Company obtains for its own account other than the FutureFlex airblown fiber product that the Company distributes for Sumitomo Electric Lightwave Co.


COMPETITION


     The industry in which the Company competes is highly competitive and fragmented. The Company competes with a number of contractors in the markets in which it operates, ranging from small independent firms servicing local markets to larger firms servicing regional markets as well as with large national and international equipment vendors on turn-key projects who subcontract construction work to contractors other than the Company. These equipment vendors typically are better capitalized and have greater resources than the Company. Most companies engaged in the same or similar business tend to operate in a specific, limited geographic area, although larger competitors may bid on a particular project without regard to location. Although the Company believes it is the largest provider of infrastructure services to the telecommunications and other utilities industry in the United States and Spain and one of the largest in Argentina, Brazil, Chile and Peru, neither the Company nor any of its competitors can be considered dominant in the industry on a national or international basis. The Company also faces competition from the in-house construction and maintenance departments of RBOCs and other customers and potential customers, which employ personnel who perform some of the same types of services as those provided by the Company.


EMPLOYEES



     As of March 31, 1998, the Company (excluding its unconsolidated companies) had approximately 10,000 employees, 6,900 of whom are employed in domestic operations and 3,100 of whom are employed in international operations. Approximately 250 of the Company's domestic employees and approximately 1,500 of Sintel's employees are unionized. See "Risk Factors--Sintel Labor Relations" for a description of the current state of labor relations at Sintel.



PROPERTIES

     The Company's corporate headquarters are located in a 60,000 square foot building owned by the Company in Miami, Florida. The Company also has regional offices in owned facilities located in Tampa, Florida, Austin, Texas and Charlotte, North Carolina. Sintel's principal executive offices are located in leased premises in Madrid, Spain and MasTec Inepar's principal executive offices are located in leased premises in Sao Paulo, Brazil.

     The Company's principal operations are conducted from field offices, equipment yards and temporary storage locations, none of which the Company believes is material to its operations because most of the Company's services are performed on the customers' premises or on public rights of way. In addition, the Company believes that equally suitable alternative locations are available in all areas where it currently does business.


LEGAL PROCEEDINGS

     In December 1990, Albert H. Kahn, a stockholder of the Company, filed a class action and derivative suit in Delaware state court against the Company, the then-members of its Board of Directors and National Beverage Corporation ("NBC"), the Company's then-largest stockholder. The complaint alleges, among other things, that the Company's Board of Directors and NBC breached their respective fiduciary duties in approving certain transactions. The lawsuit seeks to rescind these transactions and to recover damages in an unspecified amount.

     In November 1993, Mr. Kahn filed a class action and derivative complaint against the Company, the then-members of its Board of Directors, and Jorge L. Mas, Jorge Mas and Juan Carlos Mas, the principal shareholders of the Company. The lawsuit alleges, among other things, that the Company's Board of Directors and NBC breached their respective fiduciary duties by approving the terms of the acquisition of the Company by the Mas family, and that the Mas family had knowledge of the fiduciary duties owed by NBC and the Company's Board of Directors and knowingly and substantially participated in the breach of these duties. The lawsuit also claims derivatively that each member of the Company's Board of Directors engaged in mismanagement, waste and breach of fiduciary duties in managing the Company's affairs prior to the acquisition by the Mas family.

     There has been no activity in either of these lawsuits in more than one year. The Company believes that the allegations in each of these lawsuits are without merit and intends to defend these lawsuits vigorously.

     In November 1997, Church & Tower, Inc., a wholly-owned subsidiary of the Company ("Church & Tower"), filed a lawsuit against Miami-Dade County (the "County") in the Circuit Court of the Eleventh Judicial Circuit in and for Dade County, Florida alleging breach of contract and seeking damages exceeding $3.0 million in connection with the County's refusal to pay amounts due to Church & Tower under a multi-year agreement to perform road restoration work for the Miami-Dade Water and Sewer Department ("MWSD"), a department of the County, and the County's wrongful termination of the agreement. The County has refused to pay amounts due to Church & Tower under the agreement until alleged overpayments under the agreement have been resolved, and has counterclaimed against Church & Tower seeking damages. The Company believes the counterclaim, if succesful, will not exceed $2.1 million. The County has also refused to award a new road restoration agreement for MWSD to Church & Tower, which was the low bidder for the new agreement. The Company believes that any amounts due to the County under the existing agreement are not material and may be recoverable in whole or in part from Church & Tower subcontractors who actually performed the work and whose bills were submitted directly to the County.

     The Company is a party to other pending legal proceedings arising in the normal course of business, none of which the Company believes is material to the Company's financial position or results of operations.

                                  MANAGEMENT


EXECUTIVE OFFICERS AND DIRECTORS


     Set forth below is certain information with respect to the directors and executive officers of the Company. The Board of Directors is divided into three classes, the terms of which expire successively over a three year period. Messrs. Laffer's and Sorzano's terms expire in 1998, Messrs. Mas' and Citron's terms expire in 1999 and Mr. Abbott's term expires in 2000. Officers serve at the discretion of the Company's Board of Directors.



NAME                   AGE    POSITION
-------------------   -----   -----------------------------------------------
Jorge Mas              35     Chairman of the Board of Directors, President
                              and Chief Executive Officer
Henry N. Adorno        50     Executive Vice President and Special Counsel
Ismael Perera          49     Senior Vice President--Operations
Edwin D. Johnson       41     Senior Vice President--Chief Financial Officer
Carlos A. Valdes       34     Senior Vice President--Corporate Development
Jose M. Sariego        43     Senior Vice President--General Counsel
Eliot C. Abbott        47     Director
Joel-Tomas Citron      35     Director
Arthur B. Laffer       56     Director
Jose S. Sorzano        56     Director

     JORGE MAS has been President, Chief Executive Officer and a director of the Company since March 1994 and was elected Chairman of the Board of Directors of the Company in January 1998. Prior to that time and during the preceding five years, Mr. Mas served as the President and Chief Executive Officer of Church & Tower. In addition, Mr. Mas is the Chairman of the Board of Directors of Neff Corporation, a company that sells and leases construction equipment, Atlantic Real Estate Holding Corp., a real estate holding company, U.S. Development Corp., a real estate development company and Santos Capital, Inc., a merchant banking firm (all private companies controlled by Mr. Mas) and, during all or a portion of the past five years, has served as the President and Chief Executive Officer of these corporations.


     HENRY N. ADORNO was elected Executive Vice President and Special Counsel of the Company in January 1998. Prior to joining the Company, Mr. Adorno was President and Chief Executive Officer of Adorno & Zeder, P.A., a Miami law firm that he co-founded in 1986.


     ISMAEL PERERA has been Senior Vice President--Operations of the Company since March 1994. From August 1993 until March 1994, he served as the Vice President--Operations of Church & Tower. From 1970 until July 1993, Mr. Perera served in various capacities in network operations for BellSouth, including most recently as a Senior Director of Network Operations from 1985 to 1993.


     EDWIN D. JOHNSON has been Senior Vice President--Chief Financial Officer of the Company since March 1996. During the 10 years prior to joining the Company, Mr. Johnson served in various capacities with Attwoods plc, a British waste services company, including Chief Financial Officer and member of the Board of Directors during the final three years of his employment with Attwoods.


     CARLOS A. VALDES has been Senior Vice President--Corporate Development of the Company since March 1996. Prior to that time, Mr. Valdes was Senior Vice President--Finance of the Company from March 1994 to March 1996 and Chief Financial Officer of Church & Tower, Inc. from 1991 to 1994.


     JOSE M. SARIEGO has been Senior Vice President--General Counsel of the Company since September 1995. Prior to joining the Company, Mr. Sariego was Senior Corporate Counsel and

Secretary of Telemundo Group, Inc., a Spanish language television network, from August 1994 to August 1995. From January 1990 to August 1994, Mr. Sariego was a partner in the Miami office of Kelley Drye & Warren, an international law firm.



     ELIOT C. ABBOTT has been a member of the Board of Directors since March 1994. From 1976 until September 1995, Mr. Abbott was a stockholder in the Miami law firm of Carlos & Abbott. From October 1995 to January 1997, Mr. Abbott was a member of the international law firm of Kelley Drye & Warren. Since February 1997, Mr. Abbott has been a partner in the firm of Kluger, Peretz, Kaplan, Berlin, P.A.


     JOEL-TOMAS CITRON was elected to the Board of Directors in January 1998. Mr. Citron has been the managing partner of Triscope Capital LLC, a private investment partnership, since January 1998. In addition, Mr. Citron has been Chairman of the United States subsidiary of Proventus AB, a privately held investment company based in Stockholm, since 1992.


     ARTHUR B. LAFFER has been a member of the Board of Directors since March 1994. Mr. Laffer has been Chairman of the Board of Directors of Laffer Associates, an economic research and financial consulting firm, since 1979; Chief Executive Officer, Laffer Advisors Inc., an investment advisor and broker-dealer, since 1981; and Chairman of the Board of Directors, Calport Asset Management, a money management firm, since 1992. Mr. Laffer is a director of U.S. Filter Corporation, Nicholas Applegate mutual funds, and Coinmach Laundry Corporation.


     JOSE S. SORZANO has been a member of the Board of Directors since October 1994. Mr. Sorzano has been Chairman of the Board of Directors of The Austin Group, Inc., an international corporate consulting firm, since 1989. Mr. Sorzano was also Special Assistant to the President for National Security Affairs from 1987 to 1988; Associate Professor of Government, Georgetown University, from 1969 to 1987; President, Cuban American National Foundation, from 1985 to 1987; and Ambassador and U.S. Deputy to the United Nations from 1983 to 1985.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS


     The following is a summary of certain indebtedness of the Company.


CREDIT FACILITY



     The Company and its principal domestic subsidiaries maintain a $125.0 million revolving credit facility with a syndicate of banks led by BankBoston, N.A. (the "Credit Facility"). The Company may use borrowings under the Credit Facility for acquisitions, capital expenditures, working capital and general corporate purposes, subject to certain restrictions. The Credit Facility expires on June 9, 2000 unless extended until no later than June 9, 2002 as provided in the Credit Facility. Interest on amounts outstanding under the Credit Facility bear interest at a rate per annum equal to the prime rate, as announced by BankBoston, N.A., or at the Company's option, LIBOR plus the applicable LIBOR margin, currently 1.00%. The Credit Facility is secured by a pledge of the stock of the Company's principal domestic subsidiaries as well as a portion of the stock of Sintel. At March 31, 1998, borrowings under this
facility totaled $     million. The Company used a portion of the proceeds of
the Offering to repay all outstanding borrowings under the Credit Facility, as a result of which approximately $121.5 million of borrowings were available under the Credit Facility.


     The Credit Facility contains certain covenants which, among other things, restrict the payment of dividends, limit the Company's ability to incur additional debt, create liens, dispose of assets, merge or consolidate with another entity or make other investments or acquisitions, and provide that the Company must maintain minimum amounts of stockholders' equity and financial ratio coverages requiring, among other things, ratios at the end of each fiscal quarter of debt to earnings of not greater than 2.50 or 3.00:1 (depending upon the type of debt), earnings to interest expense of not less than 4.00:1 and accounts receivable to trade payables of not less than 1.40:1.



SPANISH PESETA DENOMINATED DEBT



     Sintel maintains a revolving credit facility denominated in pesetas with a wholly-owned finance subsidiary of Telefonica (the "Sintel Facility"). At March 31, 1998, borrowings under the Sintel Facility totaled approximately 2.4 billion pesetas ($ 15.5 million at the exchange rate on March 31, 1998). Sintel may use borrowings under this facility for working capital and other general corporate purposes. Amounts outstanding under the Sintel Facility bear interest at a rate per annum equal to the Madrid Interbank Offered Rate plus 0.30%. The Sintel Facility is unsecured. Sintel also maintains other peseta denominated credit facilities with certain other Spanish financial institutions. At March 31, 1998, borrowings under these facilities totaled approximately 3.5 billion pesetas ($22.3 million at the exchange rate on March 31, 1998), and bore interest at rates ranging from 4.89% to 6.75% per annum. These facilities are also unsecured.



OTHER INDEBTEDNESS



     At March 31, 1998, the Company had notes payable totaling $7.0 million outstanding, secured by interests in certain of the Company's equipment. Interest rates on these notes range from 7.50% to 8.50% per annum and mature in installments through the year 2000.


     In connection with the acquisition of Sintel, the Company currently is indebted to Telefonica for 3.3 billion pesetas ($21.6 million at the exchange rate on March 31, 1998), which indebtedness bears interest at 7.87% per annum. A payment of 1.8 billion pesetas ($12.0 million at the exchange rate on December 31, 1997) was due on December 31, 1997, with the balance due on December 31, 1998. The Company has paid a portion of the December 31, 1997 payment, with the remaining amounts to be paid pending resolution of offsetting amounts between the Company and Telefonica. The Telefonica indebtedness is unsecured.

                              DESCRIPTION OF NOTES


GENERAL


     The New Notes, like the Old Notes, will be issued pursuant to the Indenture dated February 4, 1998, between the Company and First Trust National Association, as trustee (the "TRUSTEE"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "TRUST INDENTURE ACT"). The terms of the New Notes are substantially identical to the Old Notes in all material respects (including interest rate and maturity), except that (i) the New Notes will not be subject to the restrictions on transfer (other than with respect to holders that are broker-dealers, persons who participated in the distribution of the Old Notes or affiliates) and (ii) the Registration Rights Agreement covenants regarding registration and the related Liquidated Damages (other than those that have accrued and were not paid, if any) with respect to Registration Defaults will have been deemed satisfied. The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following is a description of the material provisions of the Indenture. This description does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. Copies of the proposed form of Indenture and Registration Rights Agreement will be made available to prospective investors as set forth under "--Additional Information." The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." For purposes of this "Description of Notes," the term "COMPANY" refers only to MasTec, Inc. and not to any of its Subsidiaries.



     The Notes will be subordinated in right of payment to all existing and future Senior Debt of the Company. The Notes will also be effectively subordinated to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's Subsidiaries. As of March 31, 1998 the Notes were subordinated to approximately $146.6 million of Senior Debt of the Company and indebtedness and other obligations of the Company's subsidiaries. In addition, the Company would have had $63.0 million of additional borrowings available under the Credit Facility. The Indenture will permit the Company and its Restricted Subsidiaries to incur additional indebtedness, including additional Senior Debt, subject to certain restrictions. See "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."



     The operations of the Company are conducted through its Subsidiaries and, therefore, the Company is dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Notes. Any right of the Company to receive assets of any of its Subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the Holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to any security interest in the assets of such Subsidiary and any indebtedness of such Subsidiary senior to that held by the Company. See "Risk Factors--Holding Company Structure."


     As of the date of the Indenture, all of the Company's Subsidiaries were Restricted Subsidiaries. However, under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.


PRINCIPAL, MATURITY AND INTEREST


     The Notes are limited in aggregate principal amount to $250.0 million, of which $200.0 million was outstanding as of the date of this Prospectus, and will mature on February 1, 2008. Interest on the Notes will accrue at the rate of 7 3/4% per annum and will be payable semi-annually in arrears on February 1 and August 1 of each year, commencing on August 1, 1998, to Holders of record on the immediately preceding January 15 and July 15. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal of and premium, interest and Liquidated Damages, if any, on the Notes will be payable at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment of interest and Liquidated Damages may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; PROVIDED that all payments of principal, premium, interest and Liquidated Damages with respect to Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency will be the office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $1,000 and integral multiples thereof.


SUBORDINATION


     The payment of principal of and premium, interest and Liquidated Damages, if any, on the New Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Debt of the Company, whether outstanding on the date of the Indenture or thereafter incurred.


     Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshalling of the Company's assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt) before the Holders of Notes will be entitled to receive any payment with respect to the Notes, and until all Obligations with respect to Senior Debt are paid in full, any distribution to which the Holders of Notes would be entitled shall be made to the holders of Senior Debt (except that Holders of Notes may receive Permitted Junior Securities and payments made from the trust described under "--Legal Defeasance and Covenant Defeasance").


     The Company also may not make any payment upon or in respect of the Notes (except in Permitted Junior Securities or from the trust described under "--Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of the principal of or premium, or interest on any Designated Senior Debt occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to any Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "PAYMENT BLOCKAGE NOTICE") from the Company or the holders of such Designated Senior Debt. Payments on the Notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 180 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated. No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such nonpayment default shall have been cured for a period of at least 90 days.


     The Indenture further requires that the Company promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default.


     As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of Notes may recover less ratably than creditors of the Company who are holders of Senior Debt.

OPTIONAL REDEMPTION


     The Notes will not be redeemable at the Company's option prior to February 1, 2003. Thereafter, the Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on February 1 of the years indicated below:

     YEAR                                  PERCENTAGE
     ----                                  ----------
     2003 ............................       103.875%
     2004 ............................       102.583%
     2005 ............................       101.292%
     2006 and thereafter .............       100.000%

     Notwithstanding the foregoing, prior to February 1, 2001, the Company may redeem up to one-third of the aggregate principal amount of Notes at a redemption price of 107.750% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the net cash proceeds of an offering of Equity Interests (other than Disqualified Stock) of the Company; PROVIDED that (i) at least $133.3 million in principal amount of the Notes remain outstanding immediately after the occurrence of such redemption and (ii) such redemption shall occur within 90 days of the date of the consummation of such offering.


SELECTION AND NOTICE


     If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; PROVIDED that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.


MANDATORY REDEMPTION


     Except as set forth below under "--Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.


REPURCHASE AT THE OPTION OF HOLDERS


     CHANGE OF CONTROL. Upon the occurrence of a Change of Control, the Company will be obligated to make an offer (a "CHANGE OF CONTROL OFFER") to each Holder of Notes to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes at an offer price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase (the "CHANGE OF CONTROL PAYMENT"). Within 30 days following a Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "CHANGE OF CONTROL PAYMENT DATE"), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the

Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.


     On the Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; PROVIDED that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Indenture will provide that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this covenant.


     The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable; PROVIDED, HOWEVER, that the Company shall not be obligated to repurchase the Notes upon a Change of Control if the Company has irrevocably elected to redeem all of the Notes under the provisions described under "--Optional Redemption." Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.


     The Credit Facility prohibits, and future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may prohibit, the Company from purchasing any Notes following a Change of Control and/or provide that certain change of control events with respect to the Company would constitute a default thereunder. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. The Company's failure to purchase tendered Notes following a Change of Control would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Facility. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes. See "--Subordination" and "Description of Certain Indebtedness--Credit Facility."


     The Company will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.


     ASSET SALES. The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents; PROVIDED that the amount of (a) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets and for which the Company or such Restricted Subsidiary is released from further liability and (b) any securities, notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are promptly converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) shall be deemed to be cash for purposes of this provision.


     Within 365 days of the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds, at its option, (i) to repay Senior Debt of the Company or Indebtedness of any Restricted Subsidiary (and, in each case, to correspondingly reduce commitments with respect thereto in the case of revolving borrowings) or (ii) to the acquisition of a controlling interest in another business, the making of a capital expenditure or the acquisition of other long-term assets. Pending the final application of any such Net Proceeds, the Company may temporarily reduce Senior Debt or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "EXCESS PROCEEDS." When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will be required to make an offer to all Holders of Notes (an "ASSET SALE OFFER") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of an Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.


CERTAIN COVENANTS


     RESTRICTED PAYMENTS. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:
(i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to any direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions (a) payable in Equity Interests (other than Disqualified Stock) of the Company, (b) to the Company or any Wholly Owned Restricted Subsidiary of the Company, (c) paid by a Restricted Subsidiary of the Company pro rata to the holders of its Capital Stock or (d) payable in Equity Interests of Supercanal or Conecel); (ii) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company, any of its Subsidiaries or any direct or indirect parent of the Company (other than any such Equity Interests owned by the Company or any Wholly Owned Restricted Subsidiary of the Company); (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Restricted Subsidiary that is subordinated to the Notes, except a payment of interest, a payment of principal at Stated Maturity or a scheduled repayment or scheduled sinking fund payment; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "RESTRICTED PAYMENTS"), unless, at the time of and after giving effect to such Restricted Payment:


     (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and


     (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" and



     (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Closing Date (excluding Restricted Payments permitted by clauses (ii) through (vi) of the next succeeding paragraph), is less than the sum, without duplication, of (i) 50% of the cumulative Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Closing Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since the Closing Date of Equity Interests of the Company (other than Equity Interests sold to a Subsidiary of the Company and other than Disqualified Stock), plus (iii) 50% of any dividends received by the Company or a Wholly Owned Restricted Subsidiary after the Closing Date from an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in Consolidated Net Income of the Company for such period, plus (iv) $50.0 million, plus (v) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Restricted Subsidiary) subsequent to the Closing Date of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash or other property distributed by the Company upon such conversion or exchange), plus (vi) an amount equal to the sum of the net reduction in Investments in Unrestricted Subsidiaries resulting from (A) dividends, repayments of the principal of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries or (B) the sale or liquidation of any Unrestricted Subsidiaries, plus (vii) to the extent that any Unrestricted Subsidiary of the Company is designated to be a Restricted Subsidiary, the sum of (A) the lesser of (1) 100% of the Company's Investment in such Subsidiary, as shown on the Company's most recent balance sheet, and (2) the fair market value of the Company's Investment in such Subsidiary, plus (B) 50% of the amount, if any, by which the fair market value of the Company's Investment in such Subsidiary exceeds the amount determined in the preceding clause (A).


     The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Company or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); PROVIDED that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph;
(iii) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; (iv) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by employees, former employees, directors or former directors of the Company (or any of its Subsidiaries) pursuant to any agreement or plan approved by the Company's Board of Directors; PROVIDED that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1.0 million in any twelve-month period and no Default or Event of Default shall have occurred and be continuing immediately after such transaction; (v) the purchase, repurchase or acquisition of Capital Stock of the Company, in an amount not to exceed $5.0 million, for distribution, contribution or payment to, or for the benefit of, any employee benefit plan of the Company or any of its Subsidiaries or any trust established by the Company or any of its Subsidiaries for the benefit of its employees; and (vi) any Restricted Payment utilizing cash or other consideration received by the Company by virtue of its investment in Supercanal or Conecel; PROVIDED that clauses (a) and (b) of the preceding paragraph are satisfied at the time of such payment.


     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined in good faith by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, which calculations may be based upon the Company's latest available financial statements.


     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.


     Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the definition of an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (ii) no Default or Event of Default would be in existence following such designation.


     INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK. The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "INCUR") any Indebtedness (including Acquired Debt) and that the Company will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; PROVIDED, HOWEVER, that the Company and its foreign Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) and the Restricted Subsidiaries may issue preferred stock if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such preferred stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock had been issued at the beginning of such four-quarter period.


     The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following (collectively, "PERMITTED DEBT"):

     (i) the incurrence by the Company or its Restricted Subsidiaries of Indebtedness under the Credit Facility in an aggregate amount not to exceed $150.0 million at any one time outstanding, less the aggregate amount of all Net Proceeds of Asset Sales applied to permanently reduce the amount of such Indebtedness;


     (ii) the incurrence by the Company of Indebtedness represented by the Notes and any guarantee of the Notes by any Restricted Subsidiary of the Company, in each case in an aggregate amount not to exceed $200.0 million;


     (iii) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Existing Indebtedness or Indebtedness that was permitted to be incurred by the first paragraph, or by clause (ii) of the second paragraph of this covenant;


     (iv) the incurrence of Indebtedness between or among the Company and any of its Restricted Subsidiaries; PROVIDED, HOWEVER, that any subsequent issuance or transfer of Equity Interests that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary or a pledge or other transfer thereof intended to create a security interest therein), and any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;


     (v) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are (a) incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding or (b) incurred for the purpose of fixing or hedging currency exchange rates or prices of commodities used in the business of the Company and its Restricted Subsidiaries;


     (vi) the guarantee by the Company or any Restricted Subsidiary of Indebtedness that was permitted to be incurred by another provision of this covenant, subject to the covenant described under "Limitation on Guarantees of Company Indebtedness by Restricted Subsidiaries"; and


     (vii) other Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not to exceed $25.0 million.



     For purposes of determining compliance with this covenant, in the event that (a) an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and shall only be required to include such item of Indebtedness in one of such clauses or pursuant to the first paragraph hereof and (b) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above. Accrual of interest, the accretion of accredit value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.


     LIENS. The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness or trade payables on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens, unless contemporaneously therewith effective provision is made to secure the Notes equally and ratably with such Indebtedness or trade payables for so long as such Indebtedness or trade payables are unsecured by a Lien.


     DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES. The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to
(i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or
(iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the Closing Date, (b) the Credit Facility as in effect as of the Closing Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, PROVIDED that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the Credit Facility as in effect on the Closing Date, (c) the Indenture and the Notes, (d) applicable law, (e) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), (f) by reason of customary non-assignment provisions or other restrictions in leases, licenses and other contracts entered into in the ordinary course of business, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause
(iii) above on the property so acquired, (h) Permitted Refinancing Indebtedness, PROVIDED that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced,
(i) in the case of clause (iii) above, any encumbrance or restriction (A) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture or (B) contained in security agreements, mortgages or Capitalized Lease Obligations securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restrictions restrict the transfer of the property subject to such security agreements, mortgages or Capitalized Lease Obligations; (j) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and (k) customary net worth provisions contained in leases and other agreements entered into by a Restricted Subsidiary in the ordinary course of business.


     MERGER, CONSOLIDATION, OR SALE OF ASSETS. The Indenture will provide that the Company may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its consolidated properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company, under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and
(iv) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary, or the merger of a Wholly Owned Restricted Subsidiary with or into the Company, the Company or the Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (a) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company, immediately preceding the transaction and (b) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge

Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."


     LIMITATION ON GUARANTEES OF COMPANY INDEBTEDNESS BY RESTRICTED SUBSIDIARIES. The Company will not permit any Restricted Subsidiary, directly or indirectly, to guarantee any Indebtedness of the Company other than the Notes (the "Other Company Indebtedness"), unless such Restricted Subsidiary contemporaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee of payment of the Notes by such Restricted Subsidiary to the same extent as the guarantee (the "Other Company Indebtedness Guarantee") of the Other Company Indebtedness (including waiver of subrogation, if any). The Guarantee of a Restricted Subsidiary will be subordinated in right of payment to all existing and future Senior Debt of such Restricted Subsidiary to the same extent as the Notes are subordinated to Senior Debt of the Company. See "--Subordination."


     Each Guarantee of the Notes created by a Restricted Subsidiary pursuant to the provisions described in the foregoing paragraph shall be in form and substance satisfactory to the Trustee and shall provide, among other things, that it shall be automatically and unconditionally released and discharged upon
(i) any sale, exchange or transfer permitted by the Indenture of (a) all of the Company's Capital Stock in such Restricted Subsidiary, or (b) the sale of all or substantially all of the assets of the Restricted Subsidiary and upon the application of the Net Proceeds from such sale in accordance with the requirements of the "Asset Sales" provisions described herein; or (ii) the release or discharge of the Other Company Indebtedness Guarantee that resulted in the creation of such guarantee of the Notes, except a discharge or release by or as a result of payment under such Other Company Indebtedness Guarantee.


     TRANSACTIONS WITH AFFILIATES. The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "AFFILIATE TRANSACTION"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.


     The foregoing provisions will not prohibit: (i) transactions between or among the Company and/or its Restricted Subsidiaries; (ii) any Restricted Payment that is permitted by the provisions of the Indenture described above under the caption "--Restricted Payments"; (iii) any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Company; (iv) any fees, indemnities, loans or advances to employees in the ordinary course of business;
(v) any payment approved by the Board of Directors in connection with the registration for sale or distribution by any Affiliate of the Company of any Equity Interests of the Company, including reimbursements for offering expenses, underwriting discounts and commissions; (vi) payments made to the Federal Trade Commission or other foreign or domestic governmental agency on behalf of any Affiliate by virtue of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or other similar federal, state or foreign laws in connection with the acquisition by such Affiliate of additional Equity Interests in the Company or the acquisition by the Company or any Restricted Subsidiary of the Capital Stock or assets of another Person or the merger by the Company or any Restricted Subsidiary with another Person; and (vii) any Affiliate Transaction with Conecel or Supercanal not involving the payment of consideration by the Company or any Restricted Subsidiary.


     LIMITATION ON OTHER SENIOR SUBORDINATED DEBT. The Indenture will provide that the Company will not incur any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of the Company and senior in any respect in right of payment to the Notes.


     PAYMENTS FOR CONSENT. The Indenture provides that neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.


     REPORTS. The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. To the extent there is a material difference between the consolidated financial condition and results of operations of (i) the Company and (ii) the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company, the Company shall also include, either on the face of the financial statements or in a footnote thereto, the Consolidated Cash Flow and Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and its Restricted Subsidiaries will agree that, for so long as any Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.


EVENTS OF DEFAULT AND REMEDIES


     The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages, if any, with respect to, the Notes (whether or not prohibited by the subordination provisions of the Indenture); (ii) default in payment when due of the principal of or premium, if any, on the Notes (whether or not prohibited by the subordination provisions of the Indenture); (iii) failure by the Company to comply with the provisions described under the caption "--Merger, Consolidation or Sale of Assets;" (iv) failure by the Company for 30 days after written notice by the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes to comply with any of its obligations in the covenants described above under the captions "--Change of Control," "--Asset Sales," "--Restricted Payments," or "--Incurrence of Indebtedness and Issuance of Preferred Stock"; (v) the failure by the Company for 60 days after written notice by the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes the Company with any of its other agreements in the Indenture or the Notes; (vi) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Significant Subsidiaries (or the payment of which is guaranteed by the Company or any of its Significant Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the Closing Date, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such

Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "PAYMENT DEFAULT") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more; (vii) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $15.0 million and either (a) any creditor commences enforcement proceedings upon any such judgment or (b) such judgments are not paid, discharged or stayed for a period of 60 days; (viii) except as permitted by the Indenture, any Guarantee of the Notes by any Restricted Subsidiary which is a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any Restricted Subsidiary which is a Significant Subsidiary, or any Person acting on behalf of any Restricted Subsidiary which is a Significant Subsidiary, shall deny or disaffirm its obligations under any Guarantee of the Notes; and (ix) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries.


     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.


     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to February 1, 2003 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to such date, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.


     The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.


     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required within 30 days after becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.


NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, INCORPORATORS AND STOCKHOLDERS


     No director, officer, employee, incorporator or stockholder of the Company or any Restricted Subsidiary (other than the Company and its Restricted Subsidiaries), as such, shall have any liability for any obligations of the Company or such Restricted Subsidiary under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE


     The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("LEGAL DEFEASANCE") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of and premium, interest and Liquidated Damages, if any, on the Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("COVENANT DEFEASANCE") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.


     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and premium, interest and Liquidated Damages, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Closing Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE


     A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.


     The registered Holder of a Note will be treated as the owner of it for all purposes.


AMENDMENT, SUPPLEMENT AND WAIVER


     Except as provided in the next two succeeding paragraphs, the Indenture and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).


     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, interest or Liquidated Damages, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, interest or Liquidated Damages, if any, on the Notes, (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders"), or (viii) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to the provisions of Article 10 of the Indenture (which relate to subordination) will require the consent of all holders of Senior Debt, and the consent of the Holders of at least 75% in aggregate principal amount of the Notes then outstanding if such amendment would adversely affect the rights of Holders of Notes.


     Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.


CONCERNING THE TRUSTEE


     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.


     The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.


ADDITIONAL INFORMATION


     Anyone who receives this Offering Circular may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to MasTec, Inc., 3155 N.W. 77th Avenue, Miami, Florida 33122, Attention: Corporate Secretary.


BOOK-ENTRY, DELIVERY AND FORM


     The Notes were initially offered and sold (i) to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A, (ii) to other institutional "accredited investors" (as defined in rule 501(a)(1), (2), (3) or (7) under the Securities Act) that executed and delivered a letter containing certain representations and agreements and (iii) outside the United States in reliance on Regulation S under the Securities Act. Except as set forth below, the New Notes will initially be issued in the form of one or more registered Notes in global form without interest coupons (each a "Global Note"). Each Global Note will be deposited with, or on behalf of, the Depositary and will be registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "GLOBAL NOTE HOLDER"), in each case for credit to an account of a direct or indirect participant as described below.


     New Notes that are issued as described below under "--Certificated Securities" will be issued in the form of registered definitive certificates (the "CERTIFICATED SECURITIES"). Such Certificated Securities may, unless the Global Notes have previously been exchanged for Certificated Securities, be exchanged for an interest in a Global Note representing the principal amount of Notes being transferred.


     The Depositary has advised the Company that it is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "PARTICIPANTS" or the "DEPOSITARY'S PARTICIPANTS") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "INDIRECT PARTICIPANTS" or the "DEPOSITARY'S INDIRECT PARTICIPANTS") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only thorough the Depositary's Participants or the Depositary's Indirect Participants.


     The Company expects that, pursuant to procedures established by the Depositary, (i) upon deposit of the Global Notes, the Depositary will credit the accounts of Participants designated by the Exchange Agent with portions of the principal amount of the Global Notes and (ii) ownership of the Notes evidenced by the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes evidenced by the Global Notes will be limited to such extent. For certain other restrictions on the transferability of the Notes, see "Notice to Investors."

     Beneficial interests in the one Global Note may be transferred to a person who takes delivery in the form of a beneficial interest in another Global Note only upon receipt by the Trustee of a written certification (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with the Indenture and with the Securities Act and any applicable securities laws of any state of the United States or any other jurisdiction. Any beneficial interest in one of the Global Notes that is transferred to a person who takes delivery in the form of a beneficial interest in another Global Note will, upon transfer, cease to be a beneficial interest in such Global Note and become a beneficial interest in the other Global Note and accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such a beneficial interest.

     So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole Holder under the Indenture of any Notes evidenced by the Global Notes. Beneficial owners of Notes evidenced by the Global Notes will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Notes.

     Payments in respect of the principal of and premium, interest and Liquidated Damages, if any, on any Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

     CERTIFICATED SECURITIES. Subject to certain conditions, any person having a beneficial interest in a Global Note may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). All such certificated Notes will bear any applicable restrictive legends. In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the Global Note Holder of the Global Notes, Notes in such form will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related Notes.

     Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

     SAME-DAY SETTLEMENT AND PAYMENT. The Indenture will require that payments in respect of the Notes represented by the Global Notes (including principal, premium, interest and Liquidated


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

Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Certificated Securities, the Company will make all payments of principal, premium, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address.


     The Notes represented by the Global Notes are expected to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in the Certificated Securities will also be settled in immediately available funds.


CERTAIN DEFINITIONS


     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.


     "ACQUIRED DEBT" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.


     "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; PROVIDED that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.


     "ASSET SALE" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback), excluding sales and dispositions of services and ancillary products in the ordinary course of business (PROVIDED that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Change of Control" and/or the provisions described above under the caption "--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by the Company or any of its Subsidiaries of Equity Interests of any of the Company's Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $5.0 million or (b) for net proceeds in excess of $5.0 million. Notwithstanding the foregoing, the following will be deemed not to be Asset Sales: (i) a transfer of assets by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to another Restricted Subsidiary; (ii) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary; (iii) a Restricted Payment that is permitted by the covenant described above under the caption "--Restricted Payments;" (iv) the disposition of obsolete, worn out or excess equipment; and (v) the sale or other disposition of the Company's Equity Interests in Supercanal or Conecel.


     "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.


     "CAPITAL STOCK" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents


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(however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.


     "CASH EQUIVALENTS" means (i) any evidence of Indebtedness issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (ii) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $250.0 million and a Thompson Bank Watch Rating of "B" or better, or whose short-term debt has the highest rating obtainable from Moody's Investors Service, Inc. ("Moody's") or Standard & Poor's Corporation ("S&P"),
(iii) any money market deposit account issued or offered by a domestic commercial bank having capital and surplus in excess of $250.0 million and a Thompson Bank Watch Rating of "B" or better, or whose short-term debt has the highest rating obtainable from Moody's or S&P, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i) and (ii) above entered into with any financial institution meeting the qualifications specified in clause (ii) above, and (v) commercial paper having the highest rating obtainable from Moody's or S&P, and in each case maturing within one year after the date of acquisition.


     "CHANGE OF CONTROL" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Principals or any Wholly Owned Restricted Subsidiary of the Company; (ii) the adoption of a plan relating to the liquidation or dissolution of the Company; (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 40% of the Voting Stock of the Company (measured by voting power rather than number of shares); or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.


     "CLOSING DATE" means February 4, 1998.


     "CONSOLIDATED CASH FLOW" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, to the extent deducted in computing such Consolidated Net Income, (i) an amount equal to any extraordinary, nonrecurring or unusual loss or charge plus any net loss realized in connection with an Asset Sale, (ii) provision for taxes based on income or profits (less the tax effect attributable to minority interests),
(iii) consolidated interest expense (net of interest income) whether paid or accrued and whether or not capitalized (including, without limitation, prepayment penalties, premiums on Indebtedness, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), and (iv) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the

Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained) pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

     "CONSOLIDATED NET INCOME" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; PROVIDED that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interest transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded, and (v) the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Restricted Subsidiaries.

     "CONSOLIDATED NET WORTH" means, with respect to any Person as of any date, the sum of (a) the consolidated equity of the common stockholders of such Person and its consolidated Restricted Subsidiaries as of such date, plus (b) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (i) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the Closing Date in the book value of any asset owned by such Person or a consolidated Restricted Subsidiary of such Person, (ii) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Restricted Subsidiaries and (iii) all unamortized debt discount and expense and unamortized deferred charges as of such date, in each case determined in accordance with GAAP.

     "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the Closing Date or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     "CREDIT FACILITY" means that certain credit agreement, dated as of June 9, 1997, by and among the Company, certain Subsidiaries of the Company named therein, the lenders party thereto and BankBoston, N.A., as Agent, and all agreements ancillary thereto, as such credit agreement and ancillary agreements may be amended, restated, extended, modified, renewed, refunded, replaced, substituted, restructured or refinanced in whole or in part from time to time (including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplements or modifications of the foregoing), whether with the present lenders or any other lenders.

     "DEFAULT" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "DESIGNATED SENIOR DEBT" means (i) any Indebtedness now or hereafter outstanding under the Credit Facility and (ii) any other Senior Debt permitted under the Indenture the principal amount of which is $10.0 million or more and that has been designated by the Company as "Designated Senior Debt."

     "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature.


     "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).


     "EXISTING INDEBTEDNESS" means Indebtedness in existence on the Closing Date, until such Indebtedness is repaid.


     "FIXED CHARGES" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense (net of interest income) of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries held by Persons other than the Company or a Wholly Owned Restricted Subsidiary of the Company, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.


     "FIXED CHARGE COVERAGE RATIO" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.


     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public


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

Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.


     "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.


     "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates, currency exchange rates or commodity prices.


     "INDEBTEDNESS" means, with respect to any Person, (i) any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, (ii) all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and (iii) to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person.



     Notwithstanding the foregoing, none of the following shall constitute
Indebtedness: (i) indebtedness arising from agreements providing for non-competition payments, earn-out payments, indemnification or adjustment of purchase price or from guarantees securing any obligations of the Company or any of its Subsidiaries pursuant to such agreements, incurred or assumed in connection with the acquisition or disposition of any business, assets or Subsidiary of the Company, other than guarantees or similar credit support by the Company or any of its Subsidiaries of indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; (ii) any trade payables and other accrued current liabilities incurred in the ordinary course of business as the deferred purchase price of property; (iii) obligations arising from Guarantees to suppliers, lessors, licensees, contractors, or customers incurred in the ordinary course of business; (iv) obligations (other than express Guarantees of indebtedness for borrowed money) in respect of Indebtedness of other Persons arising in connection with (A) the sale or discount of accounts receivable, (B) trade acceptances and (C) endorsements of instruments for deposit in the ordinary course of business; (v) obligations in respect of performance bonds provided by the Company or its Subsidiaries in the ordinary course of business;
(vi) obligations arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, PROVIDED, HOWEVER, that such obligation is extinguished within two business days of its incurrence; and
(vii) any obligations under workers' compensation laws and other similar legislation.


     "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding payroll, commission, travel and similar advances to officers and employees made in the ordinary course of business and excluding advances to customers or joint venture partners of the Company or any Restricted Subsidiary in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender ), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. "Investment" shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with such Person's normal trade practices.

If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Restricted Payments."


     "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).


     "NET INCOME" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain or loss.


     "NET PROCEEDS" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.


     "NON-RECOURSE DEBT" means Indebtedness: (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise); and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Notes being offered hereby) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.; and (iii) as to which the lenders will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.


     "OBLIGATIONS" means all principal of and premium, interest (including interest accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy or insolvency laws, whether or not allowable as a claim in such proceedings), penalties, fees, indemnifications, reimbursements, gross-ups, damages and other liabilities payable under the documentation governing any Indebtedness.


     "PERMITTED INVESTMENTS" means (i) any Investment in the Company or in a Restricted Subsidiary of the Company; (ii) any Investment in Cash Equivalents;
(iii) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Company or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company; (iv) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales;" (v) any Investment acquired solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company; (vi) loans or advances to employees made in the ordinary course of business of the Company or such Restricted Subsidiary; (vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments; (viii) Guarantees permitted to be made pursuant to the covenant "Incurrence of Indebtedness and Issuance of Preferred Stock"; (ix) Investments in securities of trade creditors received in settlement of obligations or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any creditors of customers; (x) Hedging Obligations; and (xi) any Investment existing on the date of the Indenture.


     "PERMITTED JUNIOR SECURITIES" means Equity Interests in the Company or debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the Notes are subordinated to Senior Debt pursuant to Article 10 of the Indenture.


     "PERMITTED LIENS" means (i) Liens securing Senior Debt of the Company and its Restricted Subsidiaries that was permitted by the terms of the Indenture to be incurred; (ii) Liens in favor of the Company or any of its Restricted Subsidiaries; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company; PROVIDED that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (iv) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, PROVIDED that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens existing on the Closing Date; (vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, PROVIDED that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefore; (viii) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary; (ix) statutory Liens or landlords', carriers', warehousemen's, mechanics', suppliers' or similar Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company; (x) easements, minor title defects, irregularities in title or other charges or encumbrances on property not interfering in any material respect with the use of such property by the Company or a Restricted Subsidiary of the Company; (xi) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which the Company or any Restricted Subsidiary is a party; (xii) Liens securing industrial revenue bonds or other tax-favored financing; (xiii) deposit arrangements entered into in connection with acquisitions or in the ordinary course of business.


     "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries; PROVIDED that: (i) the principal amount (or accredit value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accredit value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such

Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity at least equal to the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.


     "PRINCIPALS" means (a) the estate of Jorge L. Mas, Jorge Mas and any spouse or lineal descendant of Jorge L. Mas or Jorge Mas or any spouse of any such lineal descendant and (b) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of the Persons referred to in clause (a).


     "RESTRICTED INVESTMENT" means an Investment other than a Permitted Investment.


     "RESTRICTED SUBSIDIARY" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.


     "SENIOR DEBT" of a Person means (i) all Indebtedness of such Person outstanding under the Credit Facility and all Hedging Obligations with respect thereto, whether outstanding on the date of the Indenture or thereafter incurred, (ii) any other Indebtedness of such Person permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to any Senior Debt of such Person and (iii) all Obligations of such Person with respect to the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Debt of a Person will not include (a) any liability for federal, state, local or other taxes owed or owing by such Person, (b) any Indebtedness of such Person to any of its Subsidiaries or other Affiliates, (c) any trade payables or (d) any Indebtedness that is incurred in violation of the Indenture.


     "SIGNIFICANT SUBSIDIARY" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.


     "STATED MATURITY" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.


     "SUBSIDIARY" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).


     "UNRESTRICTED SUBSIDIARY" means (i) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary: (a) is not party to any agreement, contract, arrangement or understanding with the Company or any

Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable, in any material respect, to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (b) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (1) to subscribe for additional Equity Interests or (2) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (c) has not guaranteed or otherwise has not obligated itself directly or indirectly to provide credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and (d) has no Indebtedness other than Non-Recourse Debt.


     "VOTING STOCK" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.


     "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.


     "WHOLLY OWNED RESTRICTED SUBSIDIARY" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS


     The following is a discussion of certain United States federal income and estate tax consequences to U.S. Holders and Non-U.S. Holders of owning and disposing of the Notes. Hereinafter, the terms "U.S. Holder" and "Non-U.S. Holder" refer, respectively, to holders of Notes that are or are not classified as United States persons for United States federal income and estate tax purposes.


     This discussion does not deal with all aspects of United States federal income and estate taxation that may be relevant to holders of Notes and does not deal with tax consequences arising under the laws of any foreign, state or local jurisdiction. It is, moreover, based upon the provisions of existing law on the date hereof, including, in particular, the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder and other administrative and judicial interpretations thereof, all of which are subject to change at any time, with or without retroactive effect. Provisions of existing law are also unclear in certain respects. This discussion does not address the tax consequences to subsequent purchasers of Notes and is limited to purchasers who hold the Notes as capital assets, within the meaning of section 1221 of the Code. This discussion also does not address the tax consequences to Non-U.S. Holders that are subject to United States federal income tax on a net basis on income realized with respect to a Note because such income is effectively connected with the conduct of a United States trade or business. Such Non-U.S. Holders are generally taxed in a similar manner to U.S. Holders, but certain special rules do apply. Moreover, this discussion is for general information only and does not address all of the tax consequences that may be relevant to particular initial purchasers in light of their personal circumstances or to certain types of initial purchasers (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or persons who have hedged the risk of owning a Note).


     PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICABILITY OF ANY FEDERAL TAX LAWS OR ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND ANY CHANGES (OR PROPOSED CHANGES) IN APPLICABLE TAX LAWS OR INTERPRETATIONS THEREOF.


U.S. HOLDERS


     INTEREST ON NOTES. Interest on a Note will be taxable to a U.S. Holder as ordinary interest income in accordance with the U.S Holder's method of tax accounting at the time that such interest is accrued or (actually or constructively) received.


     DISPOSITION OF NOTES. In general, a U.S. Holder of a Note will recognize gain or loss upon the sale, redemption, retirement or other disposition of the Note measured by the difference between the amount of cash and fair market value of other property received (except to the extent attributable to the payment of accrued interest) and the U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal the cost of the Note to the U.S. Holder, less any principal payments received by such U.S. Holder with respect to the Note. Any portion of the amount realized on the sale or other disposition of a Note that represents accrued but unpaid interest will be treated as a payment of such interest. The gain or loss on such disposition of Notes will be a long-term capital gain or loss taxed at lower rates than items of ordinary income if Notes have been held as capital assets for more than one year but not more than 18 months (28%) or 18 months (20%) at the time of such disposition and short-term capital gain or loss if the Notes have been held for not more than 12 months.

NON-U.S. HOLDERS


     PAYMENT OF INTEREST. A Non-U.S. Holder will not be subject to United States federal income tax by withholding or otherwise on the accrual (or payment) of interest on a Note (provided that the beneficial owner of the Note fulfills the statement requirements set forth in applicable Treasury Regulations on Form W-8 or a substitute Form W-8 (or a successor form)) unless
(A) such Non-U.S. Holder actually or constructively owns 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, or (B) such interest is effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States. A Non-U.S. Holder that is not exempt from tax under such rules will be subject to United States federal income tax withholding (provided Form 4224 is properly provided) at a rate of 30% unless the interest is effectively connected with the conduct of a United States trade or business.


     GAIN ON DISPOSITION OF NOTES. A Non-U.S. Holder will not be subject to United States federal income tax by withholding or otherwise on gain realized on the disposition of a Note unless (i) in the case of a Non-U.S. Holder who is an individual, such Non-U.S. Holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition (in which case such individual may be taxed as a U.S. Holder) and certain other conditions are met, or (ii) the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States.


     EFFECTIVELY CONNECTED INCOME. To the extent that interest income or gain on the disposition of Notes is effectively connected with the conduct of a trade or business of the Non-U.S. Holder in the United States, such income will be subject to United States federal income tax at the same rates generally applicable to United States persons. Additionally, in the case of a non-U.S. Holder which is a corporation, such effectively connected income may be subject to the United States branch profits tax at the rate of 30% (or lower treaty rates).


     ESTATE TAX. Notes held at the time of death by an individual Non-U.S. Holder will not be subject to United States federal estate tax, provided that at such time, (i) such holder did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, and (ii) the Notes were not held in connection with such holder's trade or business in the United States.


     TREATIES. Applicable treaties between the United States and a country in which a Non-U.S. Holder is a resident may alter the tax consequences described above.


     NEW FINAL WITHHOLDING REGULATIONS. The Treasury Department recently promulgated final regulations regarding the withholding rules described above and backup withholding and information reporting rules described below that are applicable to Non-U.S. Holders ("New Final Withholding Regulations"). In general, the New Final Withholding Regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. The New Final Withholding Regulations are generally effective for payments made after December 31, 1998, subject to certain transition rules.


INFORMATION REPORTING AND BACKUP WITHHOLDING


     In addition to the withholding rules described above, interest and payments of proceeds from the disposition by certain non-corporate holders of the Notes may be subject to backup withholding at a rate of 31%. Such a U.S. Holder generally will be subject to backup withholding at a rate of 31% unless the recipient of such payment supplies an accurate taxpayer identification number, as well as certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding. Any amount withheld under backup withholding is allowable as a credit against the U.S. Holder's federal income tax, upon furnishing the required information.

     Generally, backup withholding of United States federal income tax at a rate of 31% and information reporting may apply to payments of principal, interest and premium (if any) to Non-U.S. Holders that are not "Exempt Recipients" and that fail to provide certain information as may be required by United States law and applicable regulations. Under currently effective United States Treasury regulations, the payment of the proceeds of the disposition of the Notes to or through the United States office of a broker will be subject to information reporting and backup withholding at a rate of 31% unless the owner certifies its status as a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption. The proceeds of the disposition by a Non-U.S. Holder of the Notes to or through a foreign office of a broker generally will not be subject to backup withholding. However, if such broker is a U.S. person, a controlled foreign corporation for United States tax purposes, or a foreign person 50% or more of whose gross income from all sources for a specified three-year period is from activities that are effectively connected with a United States trade or business, information reporting will apply unless such broker has documentary evidence (other than merely a foreign address) in its files of the owner's status as a Non-U.S. Holder and has no actual knowledge to the contrary. Both backup withholding and information reporting will apply to the proceeds from such dispositions if the broker has actual knowledge that the payee is a U.S. Holder.


     Holders should consult their tax advisors regarding the application of withholding tax, information reporting and backup withholding in their particular situation and the availability of an exemption therefrom, and the procedures for obtaining any such exemption including the impact of the New Final Withholding Regulations.


LIQUIDATED DAMAGES


     As more fully described under "Description of Notes--Registration Rights; Liquidated Damages," the Company may be required to pay Liquidated Damages to U.S. Holders of the Notes. Although the matter is not free from doubt, the Company intends to take the position that a U.S. Holder of a Note should be required to report any Liquidated Damages as ordinary income for United States federal income tax purposes only at the time it accrues or is received in accordance with such holder's method of accounting. It is possible, however, that the Internal Revenue Service may take a different position, in which case the timing and amount of income may be different.


EXCHANGE OFFER


     The exchange of Old Notes for New Notes pursuant to the Exchange Offer will have no United States federal income tax consequences to U.S. Holders of Old Notes and the holding period of the New Notes will include the holding period of the Old Notes and the basis of the New Notes will be the same as the basis of the Old Notes immediately before the exchange.

                             PLAN OF DISTRIBUTION


     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes acquired as a result of market-making activities or other trading activities. The Company has agreed that it will make this prospectus available to any broker-dealer for use in connection with any such resale for a period of 180 days after the Expiration Date or until all participating broker-dealers have so resold.


     The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concession from any such broker-dealer and/or the purchasers of any New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker-dealer that participates in a distribution of New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.


     The Company has not entered into any arrangement or understanding with any person to distribute the New Notes to be received in the Exchange Offer, and to the best of the Company's information and belief, each person participating in the Exchange Offer is acquiring the New Notes in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the New Notes to be received in the Exchange Offer.



                                 LEGAL MATTERS


     The validity of the New Notes offered hereby will be passed upon for the Company by Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., Miami, Florida.



                                    EXPERTS



     The consolidated balance sheets as of December 31, 1997 and 1996 and the consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997, incorporated by reference in this Prospectus, have, to the extent and for the periods indicated in their reports, been incorporated herein in reliance on the reports of Coopers & Lybrand, L.L.P., independent accountants and Arthur Andersen LLP, independent accountants, given on the authority of said firms as experts in accounting and auditing.

================================================================================
  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL CONSTITUTES AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL NOR ANY SALE MADE HEREIN SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                        -------------------------------
                               TABLE OF CONTENTS

                                                  PAGE
                                                 -----
Available Information ........................
Incorporation of Certain Documents
   by Reference ..............................
Summary ......................................
Risk Factors .................................
The Exchange Offer ...........................
Use of Proceeds ..............................
Selected Financial Information ...............
Management's Discussion and Analysis
   of Financial Condition and Results
   of Operations .............................
Business .....................................
Management ...................................
Description of Certain Indebtedness ..........
Description of Notes .........................
Certain Federal Income Tax
   Considerations ............................
Plan of Distribution .........................
Legal Matters ................................
Experts ......................................

================================================================================

================================================================================

                                  $200,000,000

                                 [MASTEC LOGO]

                             7 3/4% SERIES B SENIOR
                              SUBORDINATED NOTES
                                   DUE 2008

                                  ----------
                                  PROSPECTUS
                                  ----------

                                         , 1998

================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     The Company's Amended and Restated Certificate of Incorporation (the "Certificate") provides that the Company shall indemnify to the fullest extent authorized by the Delaware General Corporation Law (the "DGCL"), each person who is involved in any litigation or other proceeding because such person is or was a director or officer of the Company, against all expense, loss or liability reasonably incurred or suffered in connection therewith. The Company's By-laws provide that a director or officer may be paid expenses incurred in defending any proceeding in advance of its final disposition upon receipt by the Company of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to indemnification.


     Section 145 of the DGCL permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reason to believe his conduct was unlawful. In a derivative action, (I.E., one brought by or on behalf of the corporation), indemnification may be made only for expenses, actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.



     Pursuant to Section 102(b)(7) of the DGCL, the Company's Certificate eliminates the liability of a director to the corporation or its stockholders for monetary damages for such breach of fiduciary duty as a director, except for liabilities arising (i) from any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the DGCL, or (iv) from any transaction from which the director derived an improper personal benefit.


     The Company has obtained primary and excess insurance policies insuring the directors and officers of the Company and its subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under such policies, the insurer, on behalf of the Company, may also pay amounts for which the Company has granted indemnification to the directors or officers.


ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


     The following documents are filed as exhibits to this Registration
Statement.



  EXHIBIT
    NO.                                             DESCRIPTION
----------   -----------------------------------------------------------------------------------------
  4.1        Purchase Agreement, dated as of January 30, 1998, by and among MasTec, Inc., Jefferies &
             Company, Inc., BancBoston Securities Inc., CIBC Oppenheimer Corp. and NationsBanc
             Montgomery Securities LLC.*
  4.2        Indenture, dated as of February 4, 1998, between MasTec, Inc. and First Trust National
             Association, as trustee.*

  EXHIBIT
    NO.                                                DESCRIPTION
----------   ----------------------------------------------------------------------------------------------
  4.3        Registration Rights Agreement, dated as of February 4, 1998, by and among MasTec, Inc.,
             Jefferies & Company, Inc., BancBoston Securities Inc., CIBC Oppenheimer Corp. and
             NationsBanc Montgomery Securities LLC .*
  5.1        Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.*
 12.1        Statement Regarding Computation of Ratio of Earnings to Fixed Charges.
 23.1        Consent of Coopers & Lybrand L.L.P.
 23.2        Consent of Arthur Andersen LLP.
 23.2        Consent of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. (included in Exhibit 5.1 above).*
 24.1        Power of Attorney*
 25.1        Form T-1 Statement of Eligibility of Trustee.*
 99.1        Form of Letter of Transmittal and Notice of Guaranteed Delivery of Notes.*

----------------
 * Previously filed.


ITEM 22. UNDERTAKINGS.


     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.


     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.


     The undersigned registrant hereby undertakes:


     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Act");

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual reports pursuant to section 13(a) or section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.


     (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Miami, State of Florida, on May 22, 1998.

                            MASTEC, INC.

                            /s/ Edwin D. Johnson
                            ----------------------------------------------
                            Edwin D. Johnson
                            Senior Vice President--Chief Financial Officer (Principal Financial and Accounting Officer)


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

           SIGNATURES                              TITLE                        DATE
-------------------------------   --------------------------------------   -------------
/s/ JORGE MAS                     Chairman of the Board of Directors,      May 22, 1998
-------------------------------   President and Chief Executive
    Jorge Mas                     Officer (Principal Executive Officer)


/s/  *                            Director                                 May 22, 1998
--------------------------------
         Eliot C. Abbott


/s/  *                            Director                                 May 22, 1998
--------------------------------
            Joel-Tomas Citron


/s/  *                            Director                                 May 22, 1998
--------------------------------
         Arthur B. Laffer


/s/  *                            Director                                 May 22, 1998
--------------------------------
         Jose S. Sorzano


By: /s/ Jose M. Sariego
     (Attorney-in-fact pursuant
     to Power of Attorney)

                                 EXHIBIT INDEX

EXHIBIT NO.    DESCRIPTION
-----------    -----------
   12.1        Statement Regarding Computation of Ratio of Earnings to
               Fixed Charges.

   23.1        Consent of Coopers & Lybrand L.L.P.

   23.2        Consent of Arthur Andersen LLP.